AMENDED & RESTATED OMNIBUS CREDIT AGREEMENT

Dated as of January 29, 2010

by and among

THE STUDENT LOAN CORPORATION,

as Borrower,

CITIBANK, N.A.,

as Lender,

CITIBANK, N.A.,

not in its individual capacity but solely in its separate capacity as the Trustee under the Trust Agreement referred to herein,

and

THE NON-SECURITIZATION SUBSIDIARIES

that become parties hereto from time to time pursuant to Joinder Agreements

TABLE OF CONTENTS

SCHEDULES

Schedule I	-	Grandfathered Loans
Schedule II	-	Permitted Liens
Schedule III	-	Borrower's Accounts
Schedule IV	-	Servicing Agreements
Schedule V	-	Retained Securitization Interests
Schedule VI	-	Cash Management System
Schedule VII	-	Addresses for Notices and Wiring Instructions

EXHIBITS

Exhibit A	-	Form of Borrowing Request
Exhibit B	-	Form of Monthly Report
Exhibit C	-	Parameters for February and March 2010 Securitizations
Exhibit D	-	Form of Joinder Agreement

This AMENDED & RESTATED OMNIBUS CREDIT AGREEMENT, dated as of January 29, 2010 (as the same may be further amended, amended & restated, supplemented or otherwise modified from time to time in accordance with the terms hereof, this "Agreement"), is entered into by and among (i) The Student Loan Corporation, a Delaware corporation ("SLC"), as borrower (together with its permitted successors and assigns in such capacity, "Borrower"), (ii) Citibank, N.A., a national banking association ("Citibank"), as lender (together with its permitted successors and assigns in such capacity, "Lender"), (iii) Citibank, N.A., a national banking association, not in its individual capacity but solely in its separate capacity as the Trustee under the Trust Agreement referred to herein, solely for purposes of Sections 5.1(b), (c) and (f), Sections 7.4 through 7.8 and Sections 8.1 through 8.4 of this Agreement, and (iv) the Non-Securitization Subsidiaries that become parties hereto from time to time pursuant to Joinder Agreements.  Capitalized terms used herein shall have the meanings assigned thereto pursuant to Section 1.1 hereof.

W I T N E S S E T H:

WHEREAS, Borrower and Lender are the parties to the Omnibus Credit Agreement, dated as of November 30, 2000 (as amended by the amendments thereto dated October 15, 2002, March 5, 2004, January 20, 2005, February 27, 2009 and December 22, 2009, the "Original Omnibus Credit Agreement"), between Lender, as lender, and Borrower, as borrower, pursuant to which Lender has made available to Borrower a 364-day revolving credit facility that has been renewed from time to time;

WHEREAS, Borrower and Lender desire to amend and restate the Original Omnibus Credit Agreement in the manner provided herein to, among other things, provide for Lender to make available to Borrower for the purposes set forth herein a 364-day revolving credit facility subject to the terms and provisions hereof;

WHEREAS, Borrower and Lender desire for the advances under the Original Omnibus Credit Agreement and the accrued and unpaid interest thereon to continue to remain outstanding under this Agreement subject to the same interest rates, payment dates, maturity dates and other terms set forth in the Original Omnibus Credit Agreement except to the extent set forth herein;

WHEREAS, pursuant to the Trust Agreement, the Trustee has agreed to hold legal title to the Portfolio (as such term is defined in the Trust Agreement) solely as nominee and agent for Borrower; and

WHEREAS, Borrower and Lender desire for the Trustee to be a party to this Agreement solely for purposes of (i) the grant of a security interest in the FFELP Loans and the Proceeds thereof to Borrower by the Trustee pursuant to certain provisions under Article V hereof, (ii) the exercise of Borrower's rights in the FFELP Loans and the Proceeds thereof pursuant to certain provisions under Article VII hereof and (iii) the miscellaneous provisions applicable to the Trustee pursuant to certain provisions under Article VIII hereof, and the Trustee desires to be a party to this Agreement solely for such purposes, subject to the terms and provisions hereof.

NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto, intending to be legally bound, hereby agree to amend and restate the Original Omnibus Credit Agreement as follows:

ARTICLE I

DEFINITIONS, UCC DEFINITIONS, ACCOUNTING TERMS AND INTERPRETATION

Section 1.1 Defined Terms

As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

"Accounts" means the Primary Account and each of the other accounts of Borrower identified by the name of the financial institution where the account is established and maintained, account number and account description in Schedule III (Borrower's Accounts) attached hereto.

"Adjusted EBITDA" means, with respect to Borrower for any period, an amount determined for Borrower and its Consolidated Subsidiaries on a consolidated basis for such period in conformity with GAAP equal to the sum (without duplication) of:

(a)           the net income (or loss) before tax of Borrower and its Consolidated Subsidiaries on a consolidated basis;

(b)           total interest expense of Borrower and its Consolidated Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Borrower and its Consolidated Subsidiaries;

(c)           total depreciation expense;

(d)           total amortization expense (including computer software amortization);

(e)           total accretion of off balance sheet retained interest values prior to the implementation of the Financial Accounting Standards Board's Statements of Financial Accounting Standards Nos. 166 and 167;

(f)           total deferred loan origination and purchase costs;

(g)           total amortization of deferred financing fees; and

(h)           total student loan provision for loan losses.

"Affiliate" or "Affiliated" means, with respect to a Person, (a) any other Person who, directly or indirectly, is in control of, or controlled by, or is under common control with, such Person or (b) any other Person who is a director, officer or employee (i) of such Person, (ii) of any Subsidiary or parent company of such Person or (iii) of any Person described in clause (a) above.  For the purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote more than 50% of the securities having ordinary voting power for the election of directors of any such Person or (y) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

"Agreement" has the meaning specified in the preamble hereto.

"Allocated Parties" means (i) the Securitization Vehicles, (ii) the U.S. Department of Education, (iii) the U.S. Department of Education's Conduit Program, Put Program and Participation Program, (iv) third parties that own student loans serviced by Borrower and any of Borrower's sub-servicers and (v) money received in error for others including guarantors and insurance companies.

"Anti-Terrorism Order" means U.S. Executive Order 13224 of September 24, 2001 Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49,079 (2001)).

"Applicable Margin" means, with respect to (i) FFELP Loan Funding, 0.75% per annum, (ii) Private Loan Funding, 4.5% per annum, (iii) the portion of Illiquid Asset Funding other than any Supplemental Illiquid Asset Funding, 4.0% per annum, and (iv) the portion of Illiquid Asset Funding attributable to Supplemental Illiquid Asset Funding, 6.55% per annum.

"Bankruptcy Code" means the United States bankruptcy code, as set forth in Title 11 of the United States Code, as amended.

"Base Rate" means, with respect to any Interest Period for any Revolving Loan in the circumstances described in Section 2.13(b) or (d) (Other Provisions Governing Revolving Loans), the rate determined by Lender to be the higher of:

(i)           the Federal Funds Target for such Interest Period (calculated daily) plus 0.50% per annum plus the Applicable Margin for the applicable Type of Revolving Loan; and

(ii)           the Prime Rate for such Interest Period (calculated daily) plus the Applicable Margin for the applicable Type of Revolving Loan.

Any change in the Base Rate due to a change in the Federal Funds Target or the Prime Rate shall be effective on the effective date of such change in the Federal Funds Target or the Prime Rate, as applicable.

"Base Rate Loan" means a Revolving Loan accruing interest at the Base Rate pursuant to Section 2.13(b) or (d) (Other Provisions Governing Revolving Loans).

"Borrower" has the meaning specified in the preamble to this Agreement.

"Borrower Collateral" has the meaning specified in Section 5.1(a) (Grant of Security Interest).

"Borrowing" means a borrowing of Revolving Loans pursuant to Section 2.2(a) (Borrowing Procedures).

"Borrowing Base" means, as of any date of determination, an amount equal to the sum of (i) the FFELP Loan Borrowing Base, (ii) the Private Loan Borrowing Base and (iii) the Illiquid Asset Commitment, in each case as of such date.

"Borrowing Base Deficiency" means, as of any date of determination, the excess, if any, of (i) the aggregate outstanding principal amount of the Revolving Loans as of such date, over (ii) the Borrowing Base as of such date.

"Borrowing Request" has the meaning specified in Section 2.2(a) (Borrowing Procedures).

"Business Day" means any day on which commercial banks settle payments in New York, New York.

"Capital Lease" means, with respect to any Person, any lease of, or other arrangement conveying the right to use, property by such Person as lessee that would be accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP.

"Capital Lease Obligations" means, with respect to any Person, the capitalized amount of all Consolidated obligations of such Person and such Person's Subsidiaries under Capital Leases.

"Change of Control Trigger" means the first date on which more than 50% of the voting equity interest of Borrower is directly or indirectly owned or controlled by any Person other than Lender or an Affiliate of Lender.

"Citibank" has the meaning specified in the preamble hereto.

"Clearing Corporation" means the Depository Trust Company or any other Person included within the meaning of "clearing corporation" under the UCC.

"Clearing Corporation Security" means a stock, bond, right, warrant or other negotiable or non-negotiable instrument that is (i) in bearer form or (ii) registered in the name of a Clearing Corporation or the nominee of such Clearing Corporation and, if a Certificated Security as defined for purposes of Section 8-102(a)(4) of the UCC, is held in the custody of such Clearing Corporation.

"Closing Date" means January 29, 2010.

"Code" means the U.S. Internal Revenue Code of 1986, as currently amended, and the rules and regulations promulgated thereunder.

"Collateral" has the meaning specified in Section 5.1(a) (Grant of Security Interest).

"Commitment" means, with respect to:

(i) Overnight Funding, $500 million;

(ii) FFELP Loan Funding, $1 billion;

(iii) Private Loan Funding, $4 billion; and

(iv) Illiquid Asset Funding, (A) $600 million (if Borrower does not exercise its option to cause Lender to commit to fund the Supplemental Illiquid Asset Funding pursuant to Section 2.5 (Supplemental Illiquid Asset Funding), (B) $850 million (if Borrower exercises its option to cause Lender to commit to fund the first $250 million increment of the Supplemental Illiquid Asset Funding pursuant to Section 2.5 (Supplemental Illiquid Asset Funding) and (C) $1.10 billion (if Borrower exercises its option to cause Lender to commit to fund the second $250 million increment of the Supplemental Illiquid Asset Funding pursuant to Section 2.5 (Supplemental Illiquid Asset Funding);

provided, that the "Commitment" with respect to each Type of Revolving Loan may be increased, reduced, terminated or reallocated amongst the Types of Revolving Loans pursuant to Section 2.4 (Changes to Commitment).

"Commitment Period" means the period from January 1, 2010 to the Commitment Period Termination Date.

"Commitment Period Termination Date" means the earliest to occur of (i) the Scheduled Commitment Period Termination Date, (ii) such earlier date on which Borrower exercises its rights to terminate the Commitment in full pursuant to Section 2.4 (Changes to Commitment), (iii) such earlier date on which the Change of Control Trigger is triggered and (iv) such earlier date on which the maturity of the Revolving Loans is accelerated by Lender (or automatically accelerated) following the occurrence of an Event of Default pursuant to Section 7.2 (Acceleration of Maturity).

"Conduit Program" has the meaning specified in Section 5.2(a) (Release of Collateral).

"Consolidated" means, with respect to any Person, the consolidation of accounts of such Person and any other Person in accordance with GAAP.

"Consolidated Subsidiary" means any Subsidiary of Borrower the accounts of which would be Consolidated with those of Borrower in its consolidated financial statements if such statements were prepared as of such date.

"Consolidated Tangible Net Worth" means, with respect to Borrower as of any date of determination, the consolidated stockholders' equity of Borrower and its Consolidated Subsidiaries, determined in conformity with GAAP, less their consolidated Intangible Assets, all determined as of such date.

"Contractual Obligation" of any Person means any obligation, agreement, undertaking or similar provision of any security issued by such Person or of any agreement, undertaking, contract, lease, indenture, mortgage, deed of trust or other instrument to which such Person is a party or by which it or any of its property is bound or to which any of its property is subject.

"Default" means any event that, with the passing of time or the giving of notice or both, would become an Event of Default.

"Default Rate" means the rate determined by Lender equal to the Prime Rate for the applicable Interest Period plus (i) with respect to FFELP Loan Funding, 2.0% per annum, (ii) Private Loan Funding, 10% per annum and (iii) Illiquid Asset Funding, 11% per annum.

"Depositary" means any present or future special purpose Subsidiary of Borrower that acquires Student Loans from Borrower for transfer to one or more Securitization Vehicles.

"Dollars" and the sign "$" each mean the lawful money of the United States of America.

"Eligible Assignee" means any Affiliate of Lender.

"Environmental Laws" means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

"Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

"ERISA" means the U.S. Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder from time to time.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Federal Reserve Board.

"Event of Default" has the meaning specified in Section 7.1 (Events of Default).

"Facility" means the 364-day revolving credit facility made available to Borrower by Lender pursuant to this Agreement.

"Federal Funds Target" means, as of any date of determination, the rate identified by Lender that is set forth under the column labeled "high end" for the range of the U.S. dollar federal funds rate targeted by the Federal Reserve Bank of New York as of such date as published on Bloomberg.com under the page for the symbol FDTR (or any replacement symbol); provided, that if such rate does not appear on Bloomberg.com on such date then the "Federal Funds Target" shall be determined by reference to such other comparable publicly available service for displaying overnight U.S. dollar federal funds transactions as may be selected by Lender or, in the absence of such availability, the average of the quotations for such day on such transactions received by Lender from three Federal funds brokers of recognized standing selected by it.

"FFELP Loan" means a U.S. federally-insured student loan that has been authorized to be made or held by Borrower as the beneficiary of a student loan trust as part of the U.S. Federal Family Education Loan Program ("FFELP") and authorized by the Higher Education Act of 1965, as amended, or the Health Education Assistance Loan Program, as amended, including Stafford, PLUS, Consolidation and HEAL student loans, that (i) satisfies the eligibility requirements determined by Lender pursuant to Section 4.13 (Student Loans) and (ii) is identified in the Schedule of FFELP Loans to be delivered to Lender by Borrower electronically on the Closing Date and maintained on record by Lender, as such schedule may be updated electronically by written notice to Lender by Borrower from time to time.

"FFELP Loan Borrowing Base" means, as of any date of determination, the amount determined by Lender equal to the lesser of:

(a)           the portion of the Commitment allocable to FFELP Loan Funding as of such date (which as of the Closing Date is $1 billion), as the same may be changed from time to time pursuant to Section 2.4 (Changes to Commitment); and

(b)           the amount equal to (i) the maximum aggregate outstanding principal amount of securities that can be issued with a "Aaa" rating by Moody's according to the repayment stress scenario applied by Lender to the information on the portfolio of FFELP Loans included in the Collateral that is set forth in the most recently provided month-end computer tape using Lender's dynamic cash flow computer model that incorporates Moody's published rating methodology and reflects current market conditions, minus (ii) the initial cash deposit that would be required to be made to a capitalized interest account and cash reserve account to support the "Aaa" rating by Moody's, minus (iii) the aggregate amount of the underwriting fees, dealer concessions, rating agency fees and other closing fees and expenses that Lender would expect to be incurred in connection with the issuance of such securities.

"FFELP Loan Funding" means the portion of the Revolving Loans made available to Borrower by Lender pursuant to Section 2.1 (The Commitment) that are allocated to fund or maintain the funding for that portion of the Collateral constituting FFELP Loans.

 "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, that are applicable to the circumstances as of the date of determination.

"Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

"Grandfathered Loans" means the advances to Borrower by Lender under the Original Omnibus Credit Agreement that are outstanding as of the date of this Agreement and set forth in Schedule I (Grandfathered Loans) attached hereto.

"Grant" means to grant, bargain, sell, warrant, alienate, remise, demise, release, convey, assign, transfer, mortgage, pledge, create and grant a security interest in and right of setoff against, deposit, set over and confirm.  A "Grant" of any instrument, shall include all rights, powers and options (but none of the obligations) of the granting party thereunder, including the immediate continuing right to claim for, collect, receive and receipt for principal, interest and fee payments in respect of the Collateral or such other instruments, and all other Moneys payable thereunder, to give and receive notices and other communications, to make waivers or other agreements, to exercise all rights and options, to bring suits in equity, actions at law or other judicial or administration proceedings in the name of the granting party or otherwise, and generally to do and receive anything that the granting party is or may be entitled to do or receive thereunder or with respect thereto.

"Guaranty Obligation" means, as applied to any Person, any direct or indirect liability (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection), contingent or otherwise, of such Person with respect to any Indebtedness of another Person, if the purpose or intent of such Person in incurring the Guaranty Obligation is to provide assurance to the obligee of such Indebtedness that such Indebtedness shall be paid or discharged, that any agreement relating thereto shall be complied with, or that any holder of such Indebtedness shall be protected (in whole or in part) against loss in respect thereof, including (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of Indebtedness of another Person and (b) any liability of such Person for such Indebtedness of another Person through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such Indebtedness or any security therefor or to provide funds for the payment or discharge of such Indebtedness (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another Person, (iii) to make take-or-pay or similar payments, if required, regardless of non-performance by any other party or parties to an agreement, (iv) to purchase, sell or lease (as lessor or lessee) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss or (v) to supply funds to, or in any other manner invest in, such other Person (including to pay for property or services irrespective of whether such property is received or such services are rendered), if in the case of any agreement described under clause (b)(i), (ii), (iii), (iv) or (v) above the primary purpose or intent thereof is to provide assurance that Indebtedness of another Person shall be paid or discharged, that any agreement relating thereto shall be complied with or that any holder of such Indebtedness shall be protected (in whole or in part) against loss in respect thereof.  The amount of any Guaranty Obligation shall be equal to the amount of the Indebtedness so guaranteed or otherwise supported.

"Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

"Illiquid Asset Commitment" means, as of any date of determination, the portion of the Commitment allocable to Illiquid Asset Funding as of such date (which as of the Closing Date is $600 million), as the same may be changed from time to time pursuant to Sections 2.4 (Changes to Commitment) and 2.5 (Supplemental Illiquid Asset Funding).

"Illiquid Asset Funding" means the portion of the Revolving Loans made available to Borrower by Lender pursuant to Section 2.1 (The Commitment) that are allocated to fund or maintain the funding for that portion of the Collateral consisting of Illiquid Assets (which shall include the Supplemental Illiquid Asset Funding for all purposes under this Agreement except to the extent otherwise expressly set forth herein).

"Illiquid Assets" mean (i) the student loans made or held by Borrower that do not qualify as FFELP Loans or Private Loans pursuant to Section 4.13 (Student Loans), (ii) the portion of the aggregate outstanding principal amount (including accrued interest to be capitalized) of the FFELP Loans and Private Loans that cannot be funded pursuant to FFELP Loan Funding or Private Loan Funding, and (iii) any Retained Securitization Interests.

"Indebtedness" of any Person means without duplication (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments or that bear interest, (c) all reimbursement and all obligations with respect to letters of credit, bankers' acceptances, surety bonds and performance bonds, whether or not matured, (d) all indebtedness for the deferred purchase price of property or services, other than trade payables, (including obligations due within sixty (60) days of incurrence thereof to pay or reimburse third parties who have agreed to pay such trade payables on behalf of such Person), customer deposits or advances, and accrued liabilities incurred in the ordinary course of business that are not overdue for more than sixty (60) days or are being contested in good faith by appropriate proceedings, (e) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all Capital Lease Obligations of such Person and the present value of future rental payments under all synthetic leases, (g) all Guaranty Obligations of such Person, (h) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any Stock or Stock Equivalents of such Person, valued, in the case of redeemable preferred stock, at the greater of its voluntary liquidation preference and its involuntary liquidation preference plus accrued and unpaid dividends, (i) all payments that such Person would have to make in the event of an early termination on the date Indebtedness of such Person is being determined in respect of swaps, forwards, futures or derivative transactions or similar agreements of such Person and (j) all indebtedness of the type referred to above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including Accounts and General Intangibles) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

"Indemnified Amounts" has the meaning specified in Section 8.4(a) (Indemnities).

"Indemnified Person" has the meaning specified in Section 8.4(a) (Indemnities).

"Intangible Assets" means, with respect to Borrower as of any date of determination, an amount determined for Borrower and its Consolidated Subsidiaries on a consolidated basis in conformity with GAAP equal to the sum (without duplication) of (i) total deferred financing costs and (ii) total accumulated depreciation and amortization of equipment and computer software.

"Interest Payment Date" means, in the case of any Revolving Loan (other than any Revolving Loan under Overnight Funding), the 25th day of each calendar month or, if such date is not a Business Day, the immediately following Business Day, commencing with February 25, 2010.

"Interest Period" means, in the case of any Revolving Loan (other than any Revolving Loan under Overnight Funding), with respect to each Interest Payment Date, the period from and including the preceding Interest Payment Date (or the Closing Date in the case of the first Interest Payment Date) to but excluding such Interest Payment Date (or, in the case of the interest payment to be made on the Maturity Date of any Revolving Loan, to but excluding the Maturity Date of such Revolving Loan).

"Joinder Agreement" means the Joinder Agreement pursuant to which a Non-Securitization Subsidiary becomes a party to this Agreement in substantially the form attached hereto as Exhibit D (Form of Joinder Agreement).

"Lender" has the meaning specified in the preamble hereto.

"LIBOR Base Rate" means, with respect to any Interest Period for any Revolving Loan (other than any Revolving Loan under Overnight Funding), the British Bankers Association's Daily U.S. Dollar One-Month London interbank offered rate as of the second London Banking Day preceding the first day of such Interest Period published on Bloomberg.com under the page for symbol US0001M (or any replacement symbol); provided, that if such rate does not appear on Bloomberg.com on such date then the "LIBOR Base Rate" shall be determined by reference to such other comparable publicly available service for displaying U.S. Dollar One-Month London interbank offered rates as may be selected by Lender or, in the absence of such availability, the "LIBOR Base Rate" shall be the rate per annum determined by Lender to be the rate per annum at which U.S. Dollar one-month deposits are offered by the principal office of Citibank in London to major banks in the London interbank market.

"LIBOR Rate" means, with respect to any Interest Period for any Revolving Loan (other than any Revolving Loan under Overnight Funding), an interest rate per annum equal to the rate per annum obtained by dividing (a) the LIBOR Base Rate by (b)(i) a percentage equal to 100% minus (ii) the reserve percentage applicable two (2) London Banking Days before the first day of such Interest Period under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the LIBOR Rate is determined) having a term equal to such Interest Period.

"Lien" means any mortgage, deed of trust, pledge, hypothecation, collateral assignment, charge, deposit arrangement, encumbrance, lien (statutory or other), security interest or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever intended to assure payment of any Indebtedness or the performance of any other obligation, including any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease and any financing lease having substantially the same economic effect as any of the foregoing.

"Loans" means the Revolving Loans and the Grandfathered Loans, collectively.

"London Banking Day" means a day on which commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in London, England.

"Major Event of Default" means an Event of Default of the type described in clause (a), (b), (d), (e), (f) (other than the financial covenant set forth in Section 6.16 (Minimum Adjusted EBITDA to Interest Expense)), (g), (h), (i), (k) or (l) of the definition of "Event of Default" set forth in Section 7.1 (Events of Default).

"Material Adverse Effect" means the occurrence of any event or the existence of any condition with respect to Borrower and its Subsidiaries, taken as a whole, including a decision, rule, interpretation, or order by any governmental authority, that reasonably could be expected to have a material adverse effect on (a) the business, assets, liabilities (actual or contingent), operations, or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole, (b) the ability of Borrower to pay and perform the Loans when due or to duly perform its other obligations under the Transaction Documents to which it is a party, or (c) the validity or enforceability of any of the Transaction Documents to which it is a party or the rights and remedies of Lender thereunder, subject to the following exceptions:

(i)           Non-Federally Guaranteed Student Loans (Private Student Loans).

1.           Enactment of the Private Student Loan Act as part of the HEOA of 2008 which imposes significantly higher regulatory restrictions, disclosures and process changes on the marketing origination of private post-secondary education student loans.

2.           The elimination of the exemption from discharge in bankruptcy of private student loans.

3.           Implications of changes proposed by the SAFRA bill (HR 3221) pending in the U.S. Congress which could, inter alia, eliminate the preemption of state laws with respect to loans made by national banks such as Citibank, N.A., creation of a Consumer Financial Protection Agency with broad regulatory and enforcement powers, and empowering states to impose more stringent consumer protection laws than provided under federal law.

4.           The Office of the Comptroller of the Currency or other U.S. federal regulators requiring changes to student loan servicing policies.

5.           Borrower’s commutation of any insurance policies currently in effect on any private student loans.

6.           A bill pending in the U.S. Congress (S-1541) which allows, under certain circumstances, the payoff ("debt swap") of private student loans via a loan under the Federal Direct Loan program that could have the effect of reducing Borrower's portfolio of private student loans and/or accelerating the payoff of private student loans which have been securitized and reducing the value of Borrower's residual interests in portfolios of private student loans.

(ii)           Federally Guaranteed Student Loans.

1.           The elimination of private lender participation in the Federal Family Education Loan ("FFEL") program.

2.           The failure to extend the effective date of the Ensuring Continued Access to Student Loans Act of 2008 (the "ECASLA") thus making the origination of FFEL student loans unattractive in the absence of any other secondary market for this category of student loans.

3.           The U.S. Department of Education issued regulations effective July 2010 implementing the provisions the Higher Education Opportunity Act of 2008 (the "HEOA") which (i) impose regulatory prohibitions on the marketing of FFEL student loans and relationships between lenders and schools and (ii) create additional disclosure and servicing obligations.

4.           Continued higher than historical norms denied FFEL claims arising from greater scrutiny of each FFEL defaulted claim filed with applicable guaranty agencies.

5.           Industry counterproposals to clause 1. above under "Federally Guaranteed Student Loans."

(iii)           Accounting Rules.

1.           The implementation of the Statement of Financial Accounting Standards No. 166 (FAS 166) and FAS 167 by the Financial Accounting Standards Board.

(iv)           Lender.

1.           Compliance with Lender policy changes or directives.

2.           The failure of Lender to consent to an alternative financing for Borrower's portfolio of Student Loans pursuant to Section 5.2 (Release of Collateral).

(v)           Securitization.

1.           Changes to the manner in which entities may securitize financial assets including currently proposed "skin in the game" requirements.

In determining whether any individual event could reasonably be expected to result in a Material Adverse Effect, notwithstanding that such event does not itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events could reasonably be expected to result in a Material Adverse Effect.

"Material Indebtedness" means Indebtedness (other than the Loans), or obligations in respect of one or more swap, forward, future or derivative transaction or similar agreements, of Borrower and its Subsidiaries, in an aggregate principal amount exceeding $10,000,000 (for which purpose the "principal" of the obligations of Borrower or any Subsidiary in respect of any swap, forward, future or derivative transaction or similar agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Borrower or such Subsidiary would be required to pay if such swap, forward, future or derivative transaction or other similar agreement were terminated at such time).

"Maturity Date" means, with respect to (i) Overnight Funding, the Business Day following the date on which the overnight borrowing is made and (ii) each other Type of Revolving Loan, the earliest to occur of (A) the Scheduled Maturity Date, (B) the date on which the maturity of the Revolving Loans is accelerated by Lender following the occurrence of an Event of Default pursuant to Section 7.2 (Acceleration of Maturity) and (C) the date on which the Change of Control Trigger is triggered.

"Moody's" means Moody's Investors Services, Inc., and any successor or successors thereto.

"Non-Securitization Subsidiary" means any Subsidiary of Borrower that is not a Securitization Subsidiary.

"Obligations" means the Loans and all other amounts, obligations, covenants and duties owing by Borrower to Lender or any Indemnified Person, of every type and description, present or future, arising under this Agreement or any other Transaction Document, absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and whether or not evidenced by any note, guaranty or other instrument or for the payment of money, and, whether or not allowed to accrue in any insolvency proceeding, all other fees, interest, charges, expenses, attorneys' fees and disbursements and other sums chargeable to Borrower under this Agreement or any other Transaction Document.

"Other Taxes" has the meaning specified in Section 2.15(b) (Taxes).

"Overnight Funding" means Revolving Loans made available to Borrower by Lender pursuant to Section 2.1 (The Commitment) for overnight funding.

"Overnight LIBID" means, as of any date of determination, the rate (not less than zero) determined by Lender equal to Overnight LIBOR as of such date minus 0.125% per annum.

"Overnight LIBOR" means, as of any date of determination, the rate identified by Lender as the British Bankers Association's Daily U.S. Dollar London interbank offered rate for overnight deposits as of such date as published on Bloomberg.com under the page for symbol US00 O/N (or any replacement symbol); provided, that if such rate does not appear on Bloomberg.com on such date then "Overnight LIBOR" shall be determined by reference to such other comparable publicly available service for displaying U.S. Dollar London interbank offered rates for overnight deposits as may be selected by Lender or, in the absence of such availability, "Overnight LIBOR" shall be the rate per annum determined by Lender to be the rate per annum at which U.S. Dollar overnight deposits are offered by the principal office of Citibank in London to major banks in the London interbank market.

"Participant" has the meaning specified in Section 8.2(b) (Assignments and Participations).

"Participation Program" has the meaning specified in Section 5.2(a) (Release of Collateral).

"Patriot Act" has the meaning specified in Section 8.17 (Patriot Act Notice).

"Permit" means any permit, approval, authorization, license, variance or permission required from a Governmental Authority under an applicable Requirement of Law.

"Permitted Liens" means, with respect to any Person, any of the following Liens:

(a) Liens with respect to the payment of taxes, assessments or governmental charges in each case that are not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;

(b) Liens of landlords arising by statute and Liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other similar Liens, in each case (i) imposed by law (other than Liens imposed pursuant to Section 401(a)(29) or 412(n) of the Code or by ERISA) or arising in the ordinary course of business, (ii) for amounts not yet due or that are being contested in good faith by appropriate proceedings and (iii) with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;

(c) deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance or other types of social security benefits or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), leases and surety, appeal, customs or performance bonds;

(d) encumbrances arising by reason of zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar encumbrances on the use of real property and any other matters of record not materially detracting from the value of such real property or not materially interfering with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

(e) encumbrances arising under leases or subleases of real property that do not, in the aggregate, materially detract from the value of such real property or interfere with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

(f) financing statements with respect to a lessor's rights in and to personal property leased to such Person in the ordinary course of such Person's business other than through a Capital Lease;

(g) local, county, state and federal laws, ordinances or governmental regulations now or hereafter in effect relating to the real property owned or leased by such Person;

(h) deposits made by and escrow or similar arrangements to secure obligations or liabilities arising from agreements providing for indemnification, adjustment of purchase price, earn-out or other similar obligations, in each case incurred or assumed in connection with the disposition of any assets (to the extent such disposition of assets is permitted hereby);

(i) judgment Liens that do not give rise to an Event of Default under Section 7.1  (Events of Default);

(j) licenses, leases or subleases granted to others not interfering in any material respect with the business of Borrower and its Subsidiaries taken as a whole;

(k) Liens of a collection bank arising under, or described by, Section 4-201 of the UCC;

(l) normal and customary rights of setoff upon deposits of cash in favor of banks or other depositary institutions;

(m) the Liens granted prior to the Closing Date that are identified in the UCC-1 search reports set forth in Schedule II (Permitted Liens) attached hereto;

(n) Liens granted in connection with the U.S. Department of Education's Put Program and Participation Program; and

(o) the Liens granted on or after the Closing Date in connection with direct and indirect sales of Student Loans to Securitization Vehicles that are permitted pursuant to Section 5.2 (Release of Collateral).

"Person" means an individual, partnership, corporation (including a business trust), joint stock company, estate, trust, limited liability company, unincorporated association, joint venture or other entity or a Governmental Authority.

"PPI Program" has the meaning specified in Section 5.2(a) (Release of Collateral).

"Primary Account" means Borrower's primary deposit account established and maintained by Borrower at Citibank (and bearing account number 4069-5855).

"Prime Rate" means the rate of interest per annum publicly announced from time to time by Lender as its prime rate in effect from time to time in its principal office in New York, New York.

"Private Loan" means a Citi Assist student loan or other non-guaranteed student loans originated by Citibank and held by Borrower that (i) satisfies the eligibility requirements determined by Lender pursuant to Section 4.13 (Student Loans) and (ii) is identified in the Schedule of Private Loans to be delivered to Lender by Borrower electronically on the Closing Date and maintained on record by Lender, as such schedule may be updated electronically by written notice to Lender by Borrower from time to time.

"Private Loan Borrowing Base" means, as of any date of determination, the amount determined by Lender equal to the lesser of:

(a)           the portion of the Commitment allocable to Private Loan Funding as of such date (which as of the Closing Date is $4 billion), as the same may be changed from time to time pursuant to Section 2.4 (Changes to Commitment); and

(b)           the amount equal to (i) the maximum aggregate outstanding principal amount of securities that can be issued with a "Aaa" rating by Moody's according to the repayment stress scenario applied by Lender to the information on the portfolio of Private Loans included in the Collateral that is set forth in the most recently provided month-end computer tape using Lender's dynamic cash flow computer model that incorporates Moody's published rating methodology and reflects current market conditions, minus (ii) the initial cash deposit that would be required to be made to a capitalized interest account and cash reserve account to support the "Aaa" rating by Moody's, minus (iii) the aggregate amount of the underwriting fees, dealer concessions, rating agency fees and other closing fees and expenses that Lender would expect to be incurred in connection with the issuance of such securities.

"Private Loan Funding" means the portion of the Revolving Loans made available to Borrower by Lender pursuant to Section 2.1 (The Commitment) that are allocated to fund or maintain the funding for that portion of the Collateral consisting of Private Loans.

"Put Program" has the meaning specified in Section 5.2(a) (Release of Collateral).

"Requirement of Law" means, with respect to any Person, the common law and all federal, state, local and foreign laws, treaties, rules and regulations, orders, judgments, decrees and other determinations of, concessions, grants, franchises and licenses with, any Governmental Authority or binding arbitrator, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

"Retained Securitization Interests" means (i) the residual interests in Securitization Vehicles other than (A) the membership interests in SLC Conduit I LLC and (B) the interest in any other special purpose vehicle established pursuant to the U.S. Department of Education's Conduit Program (which for the avoidance of doubt shall exclude the equity interests in Depositaries); (ii) any rated securities or other securities issued by the Securitization Vehicles that are held by Borrower and the Non-Securitization Subsidiaries; and (iii) the "Class B Participation Interest" issued to Borrower under the U.S. Department of Education's Participation Program that is identified in Schedule V (Schedule of Retained Securitization Interests) attached hereto.

"Revolving Loan" has the meaning specified in Section 2.1 (The Commitments).

"Scheduled Commitment Period Termination Date" means December 30, 2010 or, if the Commitment Period is extended for an additional 364-day period pursuant to Section 2.1(b) (The Commitment), December 29, 2011.

"Scheduled Maturity Date" means, with respect to (i) Overnight Funding, the Business Day following the date on which the overnight borrowing is made and (ii) each other Type of Revolving Loan, December 30, 2010 or, if the Commitment Period is extended for an additional 364-day period pursuant to Section 2.1(b) (The Commitment), December 29, 2011.

"SEC" means the U.S. Securities and Exchange Commission.

"Securitization Subsidiary" means any present or future Depositary or Securitization Vehicle, as the context may require.

"Securitization Vehicle" means any present or future special purpose, bankruptcy remote securitization vehicle established pursuant to a securitization warehouse facility or term facility from time to time (which, for the avoidance of doubt, shall exclude Depositaries, but shall include any special purpose vehicle established pursuant to the U.S. Department of Education's Conduit Program).

"Senior Officer" means, with respect to any Person, any of the principal executive officers, natural persons that are managing members or natural persons that are general partners of such Person and, in any event shall include (i) the Chief Senior Officer, (ii) the Secretary and any Assistant Secretary, (iii) any Vice President, (iv) the Controller, (v) Treasurer and (vi) principal accounting officer of such Person.

"Servicing Agreements" means each of the servicing agreements, sub-servicing agreements, disbursement agreements and other similar agreements to which Borrower or any Non-Securitization Subsidiary is a party identified in Schedule IV (Servicing Agreements) attached hereto, together will all other servicing agreements, sub-servicing agreements, disbursement agreements and other similar agreements that Borrower or any Non-Securitization Subsidiary may enter into from time to time following the Closing Date.

"Servicing Side Letter Agreement" means any letter agreement that, among other things, instructs a payor or transferor of funds to remit amounts payable or distributable to Borrower or one or more of its Affiliates to an account set forth in Schedule III (Borrower's Accounts), which instructions shall not be changed or revoked without the prior written consent of Lender pursuant to such letter agreement, and instructing such payor or transferor to notify Lender if any contrary payment instructions are provided to it without the written consent of Lender, in each case, as the same may be amended or otherwise modified from time to time in accordance with the terms hereof.

"Side Letter Agreement" means the letter agreement, dated the Closing Date, entered into between Lender and Borrower, relating to this Agreement, as the same may be amended or otherwise modified from time to time in accordance with the terms thereof.

"SLC" has the meaning specified in the preamble hereto.

"Solvent" means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person as determined in accordance with GAAP, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital.  In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

"Stock" means shares of capital stock (whether denominated as common stock or preferred stock), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.

"Stock Equivalents" means all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.

"Student Loan" means any FFELP Loan or Private Loan, as the context may require.

"Subsidiary" means, with respect to any Person, any corporation, partnership, limited liability company or other business entity of which an aggregate of more than 50% of the outstanding Voting Stock is, at the time, directly or indirectly, owned or controlled by such Person or one or more Subsidiaries of such Person.

"Supplemental Illiquid Asset Funding" means the additional funding of Revolving Loans under Illiquid Asset Funding that Lender shall commit to fund at Borrower's election in an amount up to $500 million (in two increments of $250 million each) pursuant to Section 2.5 (Supplemental Illiquid Asset Funding).

"Supplemental Up-Front Fee" means if Borrower exercises its option to cause Lender to commit to fund (i) the first $250 million increment of Supplemental Illiquid Asset Funding pursuant to Section 2.5 (Supplemental Illiquid Asset Funding), an amount equal to $6,250,000, and (ii) the second $250 million increment of Supplemental Illiquid Asset Funding pursuant to Section 2.5 (Supplemental Illiquid Asset Funding), an amount equal to $11,250,000.

"Taxes" has the meaning specified in Section 2.15(a) (Taxes).

"Transaction Documents" means this Agreement, the Side Letter Agreement, the Servicing Side Letter Agreements, the Joinder Agreements, if any, and such other documents as may be identified as "Transaction Documents" for purposes of this Agreement by Lender and Borrower from time to time and all other agreements and other documents entered into or delivered in connection therewith.

"Trust Agreement" means the Trust Agreement, dated as of August 30, 2003, between SLC, as the grantor thereunder, and Citibank, not in its individual capacity but solely in its capacity as the trustee thereunder, relating to FFELP Loans, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

"Trustee" means Citibank, not in its individual capacity, but solely in its capacity as the trustee under the Trust Agreement and its successors and assigns in such capacity.

"Type of Revolving Loan" means each of the following four types of Revolving Loans:  Overnight Funding, FFELP Loan Funding, Private Loan Funding and Illiquid Asset Funding.

"UCC" means the Uniform Commercial Code as in effect from time to time in the State of New York (the "New York UCC"); provided, however, in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of Lender's security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, then the term "UCC" shall mean the Uniform Commercial Code as in effect in such other jurisdiction or jurisdictions for purposes of the provisions hereof relating to perfection or priority and for purposes of definitions related to such provisions.

"Undrawn Fee" has the meaning specified in Section 2.11(c) (Fees).

"Undrawn Fee Rate" means, with respect to (i) FFELP Loan Funding, 30 basis points per annum, (ii) Private Loan Funding, 200 basis points per annum, and (iii) Illiquid Asset Funding (including the undrawn portion of the Supplemental Illiquid Asset Funding, if any, that Lender has committed to fund pursuant to Section 2.5 (Supplemental Illiquid Asset Funding), 100 basis points per annum.

"Up-Front Fee" means an amount equal to $57,000,000.

"Voting Stock" means Stock of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling Persons, of such Person (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency).

Section 1.2 UCC Definitions

In this Agreement, the terms "Certificated Security," "Chattel Paper," "Commercial Tort Claim," "Control," "Deposit Account," "Document," "Electronic Chattel Paper," "Entitlement Holder," "Entitlement Order," "Financial Asset," "General Intangible," "Goods," "Instrument," "Investment Property," "Letter-of-Credit Rights," "Money," "Negotiable Instrument," "Payment Intangible," "Proceeds," "Security," "Securities Account," "Security Entitlement," "Securities Intermediary," "Supporting Obligations," "Tangible Chattel Paper" and "Uncertificated Security" shall have the meanings assigned to the terms "certificated security," "chattel paper," "commercial tort claim," "control," "deposit account," "document," "electronic chattel paper," "entitlement holder," "entitlement order," "financial asset," "general intangible," "goods," "instruments," "investment property," "letter-of-credit rights," "money," "negotiable instrument," "payment intangible," "proceeds," "security," "securities account," "security entitlement," "securities intermediary," "supporting obligation,"  "tangible chattel paper" and "uncertificated security," respectively, under the New York UCC as in effect on the date hereof.

Section 1.3 Computation of Time Periods

In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding" and the word "through" means "to and including."

Section 1.4 Accounting Terms and Principles

(a) (i)  All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP and (ii) for the purpose of measuring compliance with Sections 6.16 (Minimum Adjusted EBITDA to Interest Expense) and 6.17 (Minimum Consolidated Tangible Net Worth), all accounting terms and determinations shall, unless expressly otherwise provided herein, be made in accordance with GAAP as in effect on the Closing Date.

(b) Notwithstanding clause (a)(ii) of this Section 1.4 (Accounting Terms and Principles), if Borrower or any of its Subsidiaries shall make any change to its accounting treatment and reporting practices or tax reporting treatment and such change would result (but for clause (a)(ii) of this Section 1.4 (Accounting Terms and Principles)) in a change in any of the calculations required by Sections 6.16 (Minimum Adjusted EBITDA to Interest Expense) and 6.17 (Minimum Consolidated Tangible Net Worth), in each case, that would not have resulted had such change not occurred, Borrower may request that such provisions, including clause (a)(ii) of this Section 1.4 (Accounting Terms and Principles), be amended so as to equitably reflect such change such that the criteria for evaluating compliance with such covenants by Borrower shall be the same (but for clause (a)(ii) of this Section 1.4 (Accounting Terms and Principles)) after such change as if such change had not been made.

(c) For purposes of making all financial calculations to determine compliance with Sections 6.16 (Minimum Adjusted EBITDA to Interest Expense) and 6.17 (Minimum Consolidated Tangible Net Worth), all components of such calculations shall be adjusted to include or exclude, as the case may be, without duplication, such components of such calculations attributable to any business or assets that have been acquired or divested by Borrower or any of its Subsidiaries after the first day of the applicable period of determination and prior to the end of such period, as determined in good faith by Borrower on a pro forma basis.

Section 1.5 Rounding Off

Lender may set up appropriate rounding off mechanisms or otherwise round-off amounts hereunder to the nearest higher or lower amount in whole Dollars or whole cents to ensure amounts owing by any party hereunder or that otherwise need to be calculated or converted hereunder are expressed in whole Dollars or in whole cents, as may be necessary or appropriate.

Section 1.6 Certain Terms

(a) The terms "herein," "hereof," "hereto" and "hereunder" and similar terms refer to this Agreement as a whole and not to any particular Article, Section, subsection or clause in, this Agreement.

(b) Unless otherwise expressly indicated herein, (i) references in this Agreement to an Exhibit, Schedule, Article, Section, clause or sub-clause refer to the appropriate Exhibit or Schedule to, or Article, Section, clause or sub-clause in this Agreement and (ii) the words "above" and "below," when following a reference to a clause or a sub-clause of any Transaction Document, refer to a clause or sub-clause within, respectively, the same Section or clause.

(c) References in this Agreement to any statute shall be to such statute as amended or modified from time to time and to any successor legislation thereto, in each case as in effect at the time any such reference is operative.

(d) The term "including" when used in any Transaction Document means "including without limitation" except when used in the computation of time periods.

(e) The terms "Lender" and "Borrower" include, without limitation, their respective permitted successors and assigns hereunder.

ARTICLE II

                   THE FACILITY

Section 2.1 The Commitment

(a) Commitment.  On the terms and subject to the conditions contained in this Agreement, Lender agrees to make loans (each, a "Revolving Loan") to Borrower from time to time on any Business Day during the Commitment Period in an aggregate outstanding principal amount at any time outstanding for each Type of Revolving Loan not to exceed the portion of Commitment allocable to such Type of Revolving Loan, as the same may be increased, reduced or reallocated in the manner provided in Sections 2.4 (Changes to Commitment) and 2.5 (Supplemental Illiquid Asset Funding).  Within the foregoing limits and subject to the terms and conditions set forth herein, Borrower may borrow, repay and reborrow Revolving Loans on any Business Day during the Commitment Period.

(b) Extension of Commitment.  The Commitment shall be extended for one additional 364-day term commencing immediately following the expiration of the original 364-day term if (i) Borrower delivers written notice to Lender of Borrower's desire to extend for the additional term on or prior to August 31, 2010, (ii) Lender responds by delivering written notice to Borrower that Lender desires to extend for the additional term on or prior to September 30, 2010 and (iii) Borrower and Lender mutually agree in writing to the changes to pricing, any changes to the manner in which the Borrowing Base shall be calculated and other changes that shall apply to the additional term prior to the expiration of the original 364-day term (for which purpose Borrower and Lender hereby agree to negotiate such changes in good faith); provided, that Lender shall be under no obligation to extend for the additional term if Borrower and Lender are unable agree to the changes that shall apply to the additional term prior to the expiration of the original 364-day term; provided, further, that the Commitment shall not be extended for the additional 364-day term if the Change of Control Trigger has been triggered or an Event of Default has occurred and is continuing.

Section 2.2 Borrowing Procedures

(a) Each Borrowing shall be made (i) on the same Business Day as the proposed Borrowing in accordance with Lender's same day funding practices, in the case of a Revolving Loan that is Overnight Funding, and (ii) by written notice given to Lender by Borrower by 10:00 a.m. (New York time) at least five (5) Business Days but no more than eight (8) Business Days prior to the date of the proposed Borrowing, in the case of a Borrowing under the three remaining Types of Revolving Loans.  The written notice to be given to Lender by Borrower for any Type of Revolving Loan other than Overnight Funding shall be in substantially the form of Exhibit A (Form of Borrowing Request) (a "Borrowing Request"), specifying (A) the date of the proposed Borrowing and (B) the aggregate amount of the proposed Borrowing under each Type of Revolving Loan.  Each Borrowing (other than any Borrowing that is Overnight Funding) shall be in an aggregate amount of not less than $10,000,000 and integral multiples of $100,000 in excess thereof unless the Borrowing is for the remaining amount of the undrawn Commitment allocable to such Type of Revolving Loan.  Lender shall not fund a proposed Borrowing pursuant to this Section 2.2(a)

(Borrowing Procedures) if Lender determines based on the information on the portfolio of Student Loans set forth in the most recently provided month-end computer tape that (x) a Borrowing Base Deficiency shall exist or (y) the aggregate outstanding principal amount of the Revolving Loans included in the same Type of Revolving Loan as the proposed Borrowing would exceed the portion of the Borrowing Base attributable to such Type of Revolving Loan, in each case immediately after giving effect to the proposed Borrowing and the immediate application of the proceeds thereof.  Borrower shall be entitled to allocate and reallocate the existing Revolving Loans into each Type of Revolving Loan on two (2) Business Days' prior written notice to Lender for purposes of satisfying the condition set forth in clause (y) above.  If the proposed Borrowing would cause the conditions set forth in clause (x) or (y) above to not be satisfied according to the information on the Student Loans included in the most recently provided month-end computer tape, Borrower shall deliver to Lender by 10:00 a.m. (New York time) at least five (5) Business Days but no more than eight (8) Business Days prior to the date of the proposed Borrowing, a month-end computer tape containing information on the additional Student Loans, if any, proposed to be financed or refinanced with the proceeds of the Borrowing in order to permit Lender to calculate whether the inclusion of the additional Student Loans shall cause the conditions set forth in clauses (x) and (y) above to be satisfied.  In connection therewith, (i) if Borrower delivers a written request to Lender requesting an indicative Borrowing Base in connection with a proposed Borrowing, Lender shall provide Borrower with the indicative Borrowing Base immediately after giving effect to the proposed Borrowing within four (4) Business Days after receipt of such written request and (ii) Lender shall inform Borrower of the actual Borrowing Base immediately after giving effect to such Borrowing on or prior to the Business Day immediately preceding the date of the proposed Borrowing; provided, that the Borrowing Base shall be subject to change by Lender and shall be valid only as of the date specified.

(b) If a Borrowing is properly requested in a Borrowing Request pursuant to Section 2.2(a) and the applicable conditions set forth in Section 3.2 (Conditions Precedent to Each Borrowing) have been satisfied, Lender shall (i) at least one (1) Business Day prior to date of the Borrowing, determine the applicable interest rate pursuant to Section 2.13(a) (Determination of Interest Rate) and (ii) by 1:00 p.m. (New York time) on the date of the Borrowing, make available to Borrower by wire transfer of immediately available funds in accordance with Borrower's wiring instructions set forth in Schedule VII (Addresses for Notices and Wiring Instructions), the amount of such Borrowing.

(c) To the extent that Borrower does not apply the proceeds of a Revolving Loan in the manner provided in Section 4.14 (Use of Proceeds), including amounts held in reserve by Borrower for working capital purposes, Borrower shall lend such amounts to Lender overnight for Lender to maintain in Lender's account or accounts at an overnight rate equal to Overnight LIBID.  Lender (in its capacity as such) shall have a security interest in such proceeds pursuant to Section 5.1(a) (Grant of Security Interest).

Section 2.3 Grandfathered Loans

The aggregate outstanding principal amount of the advances under the Original Omnibus Credit Agreement and the accrued and unpaid interest thereon and all other amounts due and payable thereon shall continue to remain outstanding as the Grandfathered Loans under this Agreement subject to the same interest rates, payment dates, maturity dates and other terms that apply pursuant to the Original Omnibus Credit Agreement as set forth in Schedule I (Grandfathered Loans) hereto; provided, that the Grandfathered Loans shall be subject to prepayment to the extent and in the manner set forth in Sections 2.6 (Repayment of Revolving Loans) and 2.9 (Mandatory Prepayments) and Article VII (Events of Default; Remedies Following Event of Default or Change of Control Trigger) and shall otherwise be subject to the terms and provisions of this Agreement.  Except to the extent otherwise expressly set forth herein, the commitment of Lender to make advances to Borrower under the Original Omnibus Credit Agreement and all other terms and provisions under the Original Omnibus Credit Agreement shall be of no further force and effect on and after the Closing Date.

Section 2.4 Changes to Commitment

(a) Reduction and Termination.  Borrower may voluntarily reduce or terminate the undrawn portion of the Commitment (in total or for any of the four Types of Revolving Loans) on any Business Day on at least one (1) Business Day prior written notice to Lender without payment of a penalty or premium thereon; provided, that any reduction shall be in an aggregate amount of not less than $25,000,000 or an integral multiple of $5,000,000 in excess thereof unless the reduction is to terminate the entire portion of the Commitment allocable to such Type of Revolving Loan.  Lender shall not be required to reimburse Borrower for all or part of the Up-Front Fee paid by Borrower on the Closing Date (or the Supplemental Up-Front Fee paid by Borrower in connection with Supplemental Illiquid Asset Funding following the Closing Date) upon any voluntary reduction or termination of the Commitment.

(b) Increase to and Reallocations of Commitment.  In addition to the Supplemental Illiquid Asset Funding pursuant to Section 2.5 (Supplemental Illiquid Asset Funding), the Commitment may be increased in respect of one or more Types of Revolving Loans (subject to payment of an additional up-front fee to be mutually agreed upon by Lender and Borrower) or may be reallocated among the Types of Revolving Loans by mutual agreement of Lender and Borrower in writing.

Section 2.5 Supplemental Illiquid Asset Funding

At the election of Borrower, the portion of the Commitment allocable to Illiquid Asset Funding may be increased up to an additional $500 million (in two increments of $250 million each) (such additional amount that Lender is committed to fund under Illiquid Asset Funding being referred to herein as the "Supplemental Illiquid Asset Funding") for all or part of the Commitment Period on any Business Day on at least three (3) Business Days' prior written notice to Lender; provided, that Borrower shall not be entitled to request Supplemental Illiquid Asset Funding if the Change of Control Trigger has been triggered or an Event of Default has occurred and is continuing.  Lender's commitment to fund the first or second increment of Supplemental Illiquid Asset Funding shall be conditioned upon the payment to Lender by Borrower of the applicable Supplemental Up-Front Fee pursuant to Section 2.11(b) (Fees).

Section 2.6 Repayment of Revolving Loans

Borrower promises to repay the entire unpaid principal amount of the Revolving Loans and the accrued and unpaid interest thereon on the related Maturity Date.

Section 2.7 Evidence of Debt

(a) Lender shall maintain on its internal records an account or accounts evidencing the aggregate outstanding principal amount of the Revolving Loans made by it and each repayment and prepayment in respect thereof.  Any such recordation shall be conclusive and binding on Borrower, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect the Commitment or Borrower's obligations in respect of the Revolving Loans.

(b) Notwithstanding any other provision of the Agreement, in the event that Lender requests that Borrower execute and deliver a promissory note or notes payable to Lender in order to evidence the Revolving Loans under each Type of Revolving Loan, Borrower shall promptly execute and deliver a promissory note or notes evidencing the Revolving Loans under each Type of Revolving Loan in such form as may be requested.

Section 2.8 Voluntary Prepayments

Borrower may voluntarily prepay all or part of any Loan on any Business Day without payment of any penalty upon at least one (1) Business Day prior written notice to Lender.  Any voluntary prepayment of a Grandfathered Loan shall be for an amount equal to the fair value of the Grandfathered Loan as determined by Lender based on a mark-to-market valuation by Lender; provided, that Borrower shall not be required to voluntarily prepay all or part of any Grandfathered Loan if Borrower does not accept the fair value determined by Lender.  Any voluntary prepayment of a Revolving Loan pursuant to this Section 2.8 (Voluntary Prepayment) shall be for an amount equal to the outstanding principal amount thereof and the accrued and unpaid interest thereon without the payment of any penalty or premium thereon.

Section 2.9 Mandatory Prepayments

(a) Change of Control Trigger.  If the Change of Control Trigger is triggered, (i) the Commitment shall be automatically terminated in whole, (ii) the maturity date of the Loans shall be automatically accelerated and the outstanding principal amount of the Loans, all accrued and unpaid interest thereon and all other amounts and Obligations payable to Lender by Borrower under this Agreement shall be immediately due and payable in full, and (iii) Lender may exercise its security interests in the Collateral to liquidate the Collateral for application to repay the aggregate outstanding principal amount of the Loans, all accrued and unpaid interest thereon and such other amounts and Obligations in the manner provided in Sections 7.4 (Remedies Following Event of Default or Change of Control Trigger) through 7.9 (Other Remedies).

(b) Release of Collateral.  If all or part of the Student Loans or other Collateral is released from the security interests granted to Lender in the Collateral in connection with whole loan sales, direct or indirect sales to Securitization Vehicles, alternative funding or any other disposition of the Student Loans or other Collateral pursuant to Section 5.2 (Release of Collateral) or otherwise, Borrower shall apply the net proceeds from such sale, alternative funding or other disposition to prepay the Revolving Loans to the extent necessary to cure any Borrowing Base Deficiency.  Any remaining amount of such net proceeds shall be applied by Borrower in the manner provided under Section 5.2 (Release of Collateral).

(c) Change in Law.  If Lender determines (acting reasonably) that, due to a change in law, regulation or policy the aggregate principal amount of the Loans exceeds the legal lending limit of Lender or is otherwise prohibited or subject to reduction, Borrower shall repay the Loans upon at least five (5) Business Days prior written notice to Borrower (or such longer grace period as may be permitted by the applicable Governmental Authority) to the extent necessary for such legal lending limit or other legal requirement to be satisfied; provided, that to the extent permitted by law or regulation, Lender shall, at its sole discretion and consistent with its own internal policies, seek to avoid the acceleration of the repayment of the Loans in such manner; provided, that for the avoidance of doubt, nothing contained herein will obligate Lender to take any action that imposes on Lender any additional costs or legal or regulatory burdens, nor which, in Lender's opinion, would have a material adverse effect on its business, operations or financial condition or cause Lender to suffer any legal disadvantage.  Under no circumstances shall Lender have any obligation to challenge any regulation or contest any decision by any Governmental Authority.  Borrower shall be entitled to elect which Loans shall be prepaid in whole or in part in order to satisfy the legal limit.

(d) Event of Default.  If Lender accelerates the maturity of the Loans following the occurrence of an Event of Default pursuant to Section 7.2 (Acceleration of Maturity; Other Remedies), the outstanding principal amount of and accrued and unpaid interest on the Loans shall be payable in full and the net proceeds of the liquidation of the Collateral shall be applied to pay such amount pursuant to Section 7.4 (Remedies Following Event of Default or Change of Control Trigger).

(e) Mandatory Prepayment Amount.  Any prepayment of the Grandfathered Loans pursuant to clause (a), (c) or (d) of this Section 2.9 (Mandatory Prepayments) shall be for an amount equal to the fair value of the Grandfathered Loan as determined by Lender based on a mark-to-market valuation by Lender.  Any prepayment of the Revolving Loans pursuant to clause (a), (b), (c) or (d) of this Section 2.9 (Mandatory Prepayments) shall be for an amount equal to the outstanding principal amount thereof and the accrued and unpaid interest thereon without the payment of any penalty or premium thereon.

Section 2.10 Interest

(a) Rate of Interest.  The Revolving Loans shall bear interest on the aggregate outstanding principal amount thereof from the date of funding until paid in full at a rate per annum equal to the sum of (i) the LIBOR Rate determined for the applicable Interest Period and (ii) the Applicable Margin in effect from time to time during such Interest Period (calculated daily on a weighted average basis to reflect the allocation and reallocation of the Revolving Loans into each Type of Revolving Loan on a daily basis); provided, that the rate per annum applicable to Overnight Funding shall equal the higher of (x) the Federal Funds Target and (ii) Overnight LIBOR; provided, further, that in the circumstance described in Section 2.13(b) or (d) (Other Provisions Governing Revolving Loans), the rate applicable to the Revolving Loans shall be the Base Rate calculated daily on a weighted average basis to reflect the allocation and reallocation of the Revolving Loans into each Type of Revolving Loan on a daily basis for the applicable Interest Period; provided, further, that if an Event of Default has occurred and is continuing, the rate of interest specified in Section 2.10(c) shall apply.

(b) Interest Payments.  Interest accrued on each Revolving Loan shall be payable in arrears (i)  on each Interest Payment Date, (ii) upon the payment or prepayment of such Revolving Loan in full or in part and (iii) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Revolving Loan.  To the extent that the accrued and unpaid interest on any Revolving Loan is not paid when due, such accrued and unpaid interest will accrue interest thereon (to the extent legally permissible) at the rate of interest applicable to such Revolving Loan until paid in full.

(c) Default Interest.  Notwithstanding the rate of interest specified in Section 2.10(a) or elsewhere herein, effective immediately upon the occurrence of an Event of Default and for as long thereafter as such Event of Default shall be continuing, the aggregate outstanding principal amount of the Revolving Loans then due and payable shall bear interest at a weighted average rate per annum (calculated daily) equal to the Default Rate in effect from time to time during such Interest Period for the Revolving Loans.

Section 2.11 Fees

(a) Up-Front Fee.  On the Closing Date, Borrower agrees to pay to or at the direction of Lender in immediately available funds an amount equal to the Up-Front Fee in consideration of the Commitment.  If the Commitment is terminated prior to the expiration of the original 364-day Commitment Period because the Change of Control Trigger is triggered, Lender shall reimburse Borrower for the portion of the Up-Front Fee that is attributable to the pro rata portion of the 364-day period that is terminated.

(b) Supplemental Up-Front Fee.  If Borrower exercises its right to cause Lender to commit to fund the first or second increment of the Supplemental Illiquid Asset Funding pursuant to Section 2.5 (Supplemental Illiquid Asset Funding), Borrower agrees to pay to or at the direction of Lender in immediately available funds an amount equal to the Supplemental Up-front Fee in respect of such increment of the Supplemental Illiquid Asset Funding on the effective date of such Supplemental Illiquid Asset Funding in consideration of such Supplemental Illiquid Asset Funding.  If the Commitment is terminated prior to the expiration of the original 364-day Commitment Period because the Change of Control Trigger is triggered, Lender shall reimburse Borrower for the portion of the Supplemental Up-Front Fee, if any, previously paid by Borrower that is attributable to the pro rata portion of the 364-day period that is terminated.

(c) Undrawn Fee.  Borrower agrees to pay to or at the direction of Lender in immediately available funds an undrawn fee (the "Undrawn Fee") on the undrawn portion of the Commitment allocable to each Type of Revolving Loan (calculated daily on a weighted average basis) from the Closing Date to the Commitment Period Termination Date at the Undrawn Fee Rate applicable to such Type of Revolving Loan.  The Undrawn Fee shall be paid to Lender by Borrower in arrears (i) on each Interest Payment Date with respect to the Undrawn Fee accrued over the related Interest Period and (y) on the Commitment Period Termination Date.   To the extent that the accrued and unpaid Undrawn Fee is not paid when due, such accrued and unpaid Undrawn Fee will accrue interest thereon (to the extent legally permissible) at the Undrawn Fee Rate.

Section 2.12 Payments and Computations

(a) Borrower shall make each payment hereunder (including fees and expenses) not later than 1:00 p.m. (New York time) on the day when due and payable, in Dollars to Lender in accordance with the wiring instructions set forth in Schedule VII (Addresses for Notices and Wiring Instructions) in immediately available funds without set-off or counterclaim.  Payments received by Lender after 1:00 p.m. (New York time) shall be deemed to be received on the next Business Day.

(b) All computations of the Undrawn Fee and interest on the Revolving Loans shall be made by Lender on the basis of a year of 360 days (except that all computations of interest applying the Federal Funds Target shall be determined based on a year of 365/366 days), in each case for the actual number of days (including the first day but excluding the last day) occurring in the related Interest Period.  The computation of all other amounts hereunder shall be made by Lender based on a year of 365/366 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such other amounts are payable.  Each determination by Lender of a rate of interest and all other amounts payable to Lender hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c) Each payment by Borrower of any Loan (including interest or fees in respect thereof) and each reimbursement of various costs, expenses or other obligation of Borrower to Lender hereunder shall be made in Dollars.

(d) Borrower hereby irrevocably waives the right to direct the application of any and all payments in respect of the Revolving Loans and any proceeds of Collateral after (i) the occurrence and during the continuance of a Major Event of Default or (ii) the acceleration of the maturity of the Revolving Loans following any other Event of Default.

Section 2.13 Other Provisions Governing Revolving Loans

(a) Determination of Interest Rate

The LIBOR Rate for each Interest Period for Revolving Loans shall be determined by Lender pursuant to the procedures set forth in the definition of "LIBOR Rate."  Lender's determination shall be presumed to be correct absent manifest error and shall be binding on Borrower.  Lender shall provide Borrower with prompt notice of each LIBOR Rate determination.

(b) Interest Rate Unascertainable, Inadequate or Unfair

In the event that Lender determines that (i) adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which the LIBOR Rate then being determined is to be fixed or (ii) the LIBOR Rate for any Interest Period shall not adequately reflect the cost to Lender of making or maintaining the Revolving Loans for such Interest Period, Lender shall forthwith so notify Borrower, whereupon each Revolving Loan shall automatically, on the last day of the current Interest Period be converted into a Base Rate Loan.

(c) Increased Costs

If at any time Lender determines that the introduction of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order (other than any change in or in the interpretation of any law, treaty or governmental rule, regulation or order relating to (i) Taxes or Other Taxes, which are governed solely by Section 2.15 (Taxes), or (ii) taxes imposed on, or measured by, the net income or net profits of Lender or franchise taxes imposed on Lender by the Governmental Authority of the jurisdiction in which Lender has its principal office, or by any other Governmental Authority other than a Governmental Authority of a jurisdiction in which Lender would not be subject to tax but for the execution and performance of this Agreement) or the compliance by Lender with any changes to accounting standards or guidelines, or the compliance by Lender with any requests or directives from any central bank or other Governmental Authority (whether or not having the force of law), in each case, occurring or given after the Closing Date, and in each case having general applicability to all banks or finance companies within the jurisdiction in which Lender operates (excluding, for the avoidance of doubt, the effect of and phasing in of capital requirements or other regulations or guidelines passed prior to the Closing Date) shall have the effect of increasing the cost to Lender of agreeing to make or making, funding or maintaining any Loan, including, without limitation, as a result of any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, Lender, then Borrower shall from time to time, upon demand by Lender, pay to Lender additional amounts sufficient to compensate Lender for such increased cost.  A certificate as to the amount of such increased cost, submitted to Borrower by Lender and showing in reasonable detail the basis for the calculation thereof, shall be conclusive and binding for all purposes, absent manifest error.  Notwithstanding the foregoing, Borrower shall not be required to compensate Lender pursuant to this clause (c) for any amounts incurred more than six months prior to the date that Lender notifies Borrower of Lender's intention to claim compensation therefor.

(d) Illegality

If Lender determines (which determination shall be final and conclusive and binding upon both Lender and Borrower but shall be made only after consultation with Borrower) that the introduction of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order after the Closing Date shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for Lender to make the LIBOR-based Revolving Loans or to continue to fund or maintain the LIBOR-based Revolving Loans, then, on notice thereof and demand therefor by Lender to Borrower, (i) the obligation of Lender to make or to continue LIBOR-based Revolving Loans shall be suspended, and Lender shall make a Base Rate Loan as part of any requested borrowing of Revolving Loans  and (ii) if the affected LIBOR-based Revolving Loans are then outstanding, Borrower shall immediately convert each such Revolving Loans into Base Rate Loans.   If, at any time after Lender gives notice under this clause (d), Lender determines that it may lawfully make LIBOR-based Revolving Loans, Lender shall promptly give notice of that determination to Borrower and Borrower's right to request, and Lender's obligation to make LIBOR-based Revolving Loans subject to the terms and conditions thereof shall thereupon be restored.

Section 2.14 Capital Adequacy

If at any time Lender determines that (a) the adoption of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order after the Closing Date regarding capital adequacy, (b) compliance with any such law, treaty, rule, regulation or order adopted or modified, or as to which interpretation has changed, after the Closing Date or (c) compliance with any guideline or request or directive from any central bank or other Governmental Authority (whether or not having the force of law) given after the Closing Date shall have the effect of reducing the rate of return on Lender's capital as a consequence of its obligations hereunder to a level below that which Lender or such corporation could have achieved but for such adoption, change, compliance or interpretation, then, upon demand from time to time by Lender, Borrower shall pay to Lender, from time to time as specified by Lender, additional amounts sufficient to compensate Lender for such reduction.  A certificate as to such amounts and showing in reasonable detail the basis for the calculation thereof submitted to Borrower by Lender shall be conclusive and binding for all purposes absent manifest error.  Notwithstanding the foregoing, Borrower shall not be required to compensate Lender pursuant to this Section 2.14 (Capital Adequacy) for any amounts incurred more than six (6) months prior to the date that Lender notifies Borrower of Lender's intention to claim compensation therefor.

Section 2.15 Taxes

(a) Except as otherwise provided in this Section 2.15 (Taxes), any and all payments by Borrower to, or for the account of, Lender, shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (i) taxes measured by its net income or net profits, and franchise taxes imposed on it, and similar taxes imposed by the jurisdiction (or any political subdivision thereof) under the laws of which Lender is organized, (ii) any U.S. withholding taxes payable with respect to payments under this Agreement under laws (including any statute, treaty or regulation) in effect on the Closing Date applicable to Lender, but not excluding any U.S. withholding taxes payable as a result of any change in such laws occurring after the Closing Date and (iii) taxes measured by its net income or net profits and franchise taxes imposed on it as a result of a present or former connection between Lender and the jurisdiction of the Governmental Authority imposing such tax or any taxing authority thereof or therein (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes").  If any Taxes shall be required by law to be deducted from or in respect of any sum payable under this Agreement to Lender (w) the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.15 (Taxes)), Lender receives an amount equal to the sum it would have received had no such deductions been made, (x) Borrower shall make such deductions, (y) Borrower shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable requirements of law and (z) Borrower shall deliver to Lender evidence of such payment in accordance with clause (d) below.

(b) In addition, Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of the United States or any political subdivision thereof or any applicable foreign jurisdiction, and all liabilities with respect thereto, in each case arising from any payment made under this Agreement or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, excluding, in each case, amounts imposed upon a voluntary assignment or other transfer by Lender (collectively, "Other Taxes").

(c) Borrower shall indemnify Lender for the full amount of Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.15 (Taxes)) paid by Lender and any liability (including for penalties, interest and reasonable and documented expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted; provided, that Borrower shall not be obligated to make payment to Lender pursuant to this clause (c) in respect of penalties, interest and other similar liabilities attributable to such indemnified Taxes or Other Taxes if such penalties, interest or other similar liabilities are attributable to the gross negligence or willful misconduct of the person seeking indemnification under this clause (c).  This indemnification shall be made within ten (10) calendar days after the date Lender makes written demand therefor.  Such written demand shall set forth in reasonable detail the amount of such indemnification and the calculation of such amount, and shall be presumed to be correct in the absence of manifest error.

(d) If  Lender no longer prepares Borrower's tax returns on behalf of Borrower, as soon as practical after the date of any payment of Taxes or Other Taxes by Borrower pursuant to this Section 2.15 (Taxes), Borrower shall furnish to Lender a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender.

(e) Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in this Section 2.15 (Taxes) shall survive the payment in full of the Loans.

(f) Before Lender claims any additional amounts payable pursuant to this Section 2.15 (Taxes), Lender shall use its reasonable efforts (consistent with its internal policies and requirements of law) to change the jurisdiction of its lending office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that would be payable or may thereafter accrue under this Section 2.15 (Taxes) and would not, in the reasonable determination of Lender, be otherwise materially disadvantageous to Lender.

(g) If Lender becomes aware that it is entitled to receive a refund in respect of Taxes or Other Taxes paid by Borrower or as to which it has received any additional amount or been indemnified by Borrower pursuant to this Section 2.15 (Taxes), Lender shall promptly notify Borrower of the availability of such refund and shall, within thirty (30) days after receipt of a request by Borrower, apply for such refund at Borrower's expense.  If Lender actually receives a refund in respect of any Taxes or Other Taxes paid by Borrower or as to which it has received any additional amount or been indemnified by Borrower pursuant to this Section 2.15 (Taxes), Lender shall promptly notify Borrower of such refund and shall, within thirty (30) days after receipt of a request by Borrower (or promptly upon receipt, if Borrower has requested application for such refund pursuant hereto), repay such refund to Borrower (to the extent of amounts that have been paid by Borrower under this Section 2.15 (Taxes) with respect to such refund, plus interest that is received by Lender, net of all reasonable and documented out-of-pocket expenses of Lender and without additional interest thereon; provided, that Borrower, upon the request of Lender, is required to repay such refund if Lender subsequently determines that it is not entitled to such refund.  Nothing contained in this clause (g) shall require Lender to make available any of its tax returns (or any other information relating to its taxes that it deems to be confidential).

Section 2.16 Mitigation

Lender agrees that, upon the occurrence of any event giving rise to the application of Section 2.13 (Other Provisions Governing Revolving Loans), 2.14 (Capital Adequacy) or 2.15 (Taxes), it shall, if requested by Borrower at Lender's sole discretion and consistent with Lender's own internal policies, seek to designate another lending office for any Loans affected by such event with the object of reducing or avoiding the consequences of such event; provided, that, for the avoidance of doubt, nothing contained herein shall obligate Lender to take any action that imposes on Lender any additional costs or legal or regulatory burdens, nor any action which, in Lender's opinion, would have a material adverse effect on Lender's business, operations or financial condition or cause Lender to suffer any legal disadvantage.  Under no circumstances shall Lender have any obligation to challenge any regulation or contest any decision by any Governmental Authority pursuant to this Section 2.16 (Mitigation).

Section 2.17 Borrowing Base Determination

(a) Lender shall calculate the Borrowing Base (including each of the three components of the Borrowing Base separately) (i) as of the close of business on the last day of each calendar month (or, if such date is not a Business Day, the immediately preceding Business Day), commencing with the first such date following the Closing Date, (ii) immediately after giving effect to a proposed Borrowing (other than Overnight Funding) and the immediate application of the proceeds thereof pursuant to Section 3.2(c) (Conditions Precedent to Each Borrowing) and (iii) as of any other Business Day designated by Lender.

(b) Borrower may elect to cause the existing Revolving Loans to be allocated and reallocated among the different Types of Revolving Loan (other than Overnight Funding) upon two (2) Business Days' prior written notice to Lender; provided, that in no event shall (i) the aggregate outstanding principal amount of the Revolving Loans treated as FFELP Loan Funding exceed the FFELP Loan Borrowing Base, (ii) the aggregate outstanding principal amount of the Revolving Loans treated as Private Loan Funding exceed the Private Loan Borrowing Base, or (iii) the aggregate outstanding principal amount of the Revolving Loans treated as Illiquid Asset Funding exceed the Illiquid Asset Commitment, in each case immediately after giving effect to any proposed allocation or reallocation of the Revolving Loans into each Type of Revolving Loan by Borrower pursuant to this Section 2.17(b) (Borrowing Base Determination).  Without limitation of Borrower's obligation to deliver month-end computer tapes from time to time pursuant to Section 6.21 (Borrowing Base Determination), Borrower may also elect to deliver month-end computer tapes to Lender from time to time showing information on additional Student Loans added to the Collateral for purposes of satisfying the conditions set forth in clauses (i) through (iii) of the preceding sentence.

(c) To the extent Lender exercises its discretion in applying variables to the calculation of the Borrowing Base, Lender shall exercise such discretion in a commercially reasonable manner; provided, that Lender's calculations of the Borrowing Base shall be determinative.  Borrower shall provide the month-end computer tape containing the information on Borrower's portfolio of Student Loans that is required by Lender to calculate the Borrowing Base as of any date of determination pursuant to Section 6.21(Borrowing Base Determination).

(d) If Borrower makes a written request for an indicative Borrowing Base in connection with a proposed Borrowing, Lender shall provide Borrower with the indicative Borrowing Base within four (4) Business Days thereafter.

(e) On or prior to the Closing Date, Lender shall provide Borrower with a simplified version of Lender's dynamic cash flow model for calculating the Borrowing Base that can be used to estimate the Borrowing Base, and upon Borrower's written request shall deliver within a reasonably prompt period of time written notice to Borrower of any material changes to the Moody's methodology published by Moody's from time to time that are applied in calculating the Borrowing Base; provided, that Lender's calculation of the Borrowing Base shall be determinative.  To the extent Lender exercises its discretion in applying variables to the Moody's methodology applied in calculating the Borrowing Base, Lender shall exercise such discretion in a commercially reasonable manner.

ARTICLE III

                   CONDITIONS PRECEDENT

Section 3.1 Conditions Precedent to Closing Date

The effectiveness of this Agreement shall be subject to the satisfaction or due waiver in accordance with Section 8.1 (Amendments, Waivers and Consents) of each of the following conditions precedent on or prior to the Closing Date:

(a) Certain Documents.  Lender shall have received on or prior to the Closing Date each of the following, each dated the Closing Date unless otherwise indicated below or agreed to by Lender, in form and substance satisfactory to Lender:

(i) this Agreement, the Side Letter Agreement and the Servicing Side Letter Agreement to be entered into with Citibank (South Dakota), N.A., duly executed and delivered by each of the parties hereto;

(ii) (A) the most recent audited annual financial statements and all subsequent unaudited quarterly financial statements of Borrower and its Consolidated Subsidiaries or a certificate of a Senior Officer certifying that such financial statements fairly present the financial condition of Borrower and its Consolidated Subsidiaries in accordance with GAAP, and (B) such other historical student loan portfolio data and other information on Borrower's assets as may be reasonably requested by Lender on or prior to the Closing Date;

(iii)  an officer's certificate of a Senior Officer certifying that to the best knowledge of the Senior Officer after due inquiry, (A) the conditions described in clauses (c) and (d) below are satisfied (without regard to whether Lender is satisfied that such conditions are satisfied in Lender's reasonable judgment) and (B) the copies of (i) the certificate of incorporation and by-laws of Borrower, (ii) the resolutions of the Audit Committee of Borrower approving and authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party, (iii) the incumbency certificate of all authorized officers signing the Transaction Documents and any ancillary documents attached thereto and (iv) a good standing certificate of Borrower issued by the Secretary of State of the State of Delaware and dated the Closing Date are true, accurate and complete in all respects;

(iv) a favorable opinion of Bingham McCutchen LLP, as counsel to Borrower, relating to corporate matters, in form and substance satisfactory to Lender;

(v) a favorable opinion of Bingham McCutchen LLP, as counsel to Borrower, relating to UCC-related matters, in form and substance satisfactory to Lender;

(vi) a favorable opinion of in-house counsel to Borrower, relating to corporate matters, in form and substance satisfactory to Lender;

(vii) copies of (A) UCC search reports as of a recent date in form and substance satisfactory to Lender and (B) UCC-1 financing statements to be filed in all applicable jurisdictions to perfect the security interests in the Collateral in which a security interest can be perfected by filing a UCC-1 financing statement (which UCC-1 financing statements shall be filed within two (2) Business Days following the Closing Date); and

(viii) an officer's certificate of a Senior Officer attaching true, correct and complete original executed copies of all physical certificates evidencing the Retained Securitization Interests (which certificates shall be endorsed in blank, with such endorsements guaranteed by an "eligible guarantor institution" meeting the requirements of the owner trustee (or the equivalent) of the Securitization Vehicle, which requirements shall include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other "signature guarantee program" as may be satisfactory to the owner trustee (or the equivalent)).

(b) Up-Front Fee.  An amount equal to the Up-Front Fee has been paid to Lender by Borrower by wire transfer of immediately available funds to or at the direction of Lender.

(c) Representations and Warranties of Borrower.  Lender shall be satisfied in its reasonable judgment that the representations and warranties of Borrower set forth in Article IV (Representations and Warranties) shall be true and correct as of the Closing Date or such other date specified therein.

(d) No Default or Event of Default.  Lender shall be satisfied in its reasonable judgment that no Default or Event of Default shall have occurred and be continuing.

(e) Consents, Etc.  Each of Borrower and its Subsidiaries shall have received all consents and authorizations required pursuant to any material Contractual Obligation with any other Person and shall have obtained all Permits of, and effected all notices to and filings with, any Governmental Authority, in each case, as may be necessary to allow Borrower and its Subsidiaries lawfully (i) to execute, deliver and perform, in all material respects, their respective obligations hereunder and under the Transaction Documents to which each of them, respectively, is, or shall on the Closing Date be, a party and each other agreement or instrument to be executed and delivered by each of them, respectively, pursuant thereto or in connection therewith, and (ii) to create and perfect the Liens on the Collateral to be pledged by them to Lender pursuant to Section 5.1 (Grant of Security Interest).

(f) Schedules of Student Loans.  Lender shall have received from Borrower on or prior to the Closing Date the electronic copies of the Schedule of FFELP Loans and Schedule of Private Loans setting forth the FFELP Loans and the Private Loans to be included in the Collateral as of the Closing Date.

Section 3.2 Conditions Precedent to Each Borrowing

The obligation of Lender to make any Revolving Loan is subject to the satisfaction of each of the following conditions precedent as of the date of the Borrowing of such Revolving Loan or such other date specified below:

(a) Request for Borrowing.  Unless the Borrowing is for Overnight Funding, Lender shall have received a Borrowing Request specifying the applicable Type of Revolving Loan and the proposed amount of the Revolving Loan and such other information required to be set forth in a Borrowing Request in substantially the form attached hereto as Exhibit A (Form of Borrowing Request) within the time frame required under Section 2.2(a) (Borrowing Procedures).

(b) Representations and Warranties; No Defaults or Events of Default; Financial Covenants.  The following statements shall be true on the date of the Borrowing, both before and after giving effect thereto and immediately following the application of the proceeds thereof:

(i) the representations and warranties of Borrower set forth in Article IV (Representations and Warranties) are true and correct on and as of the Closing Date and on and as of the date of the Borrowing, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date; and

(ii) no Default or Event of Default shall have occurred and be continuing or would result from the Borrowing.

(c) Borrowing Base.  Unless the Borrowing is for Overnight Funding, (i)  if Borrower is required to do so pursuant to Section 2.2(a) (Borrowing Procedures), Borrower has delivered to Lender a month-end computer tape containing information on the additional Student Loans, if any, proposed to be financed or refinanced with the proceeds of the Borrowing and (ii) Lender has determined on or prior to the Business Day prior to the Borrowing that (A) a Borrowing Base Deficiency shall not exist and (B) the aggregate outstanding principal amount of the Revolving Loans included in the same Type of Revolving Loan as the proposed Borrowing (and the aggregate outstanding principal amount of the Revolving Loans included in each other Type of Revolving Loan) shall not exceed the portion of the Borrowing Base attributable to such Type of Revolving Loan, in each case on a pro forma basis immediately after giving effect to the proposed Borrowing and the immediate application of the proceeds thereof; provided, that Lender shall deliver written notice to Borrower on or prior to the date of the proposed Borrowing if Lender determines that the condition set forth in subclause (A) or (B) of clause (ii) of this sentence shall not be satisfied.

(d) Commitment.  The aggregate amount of the Borrowing does not exceed the unfunded portion of the Commitment allocable to the applicable Type of Revolving Loan of Revolving Loans immediately prior to giving effect to the Borrowing.

(e) Financial Covenants.  Lender shall not have made a determination in its reasonable judgment that Borrower shall not satisfy the financial covenants set forth in Section 6.16 (Minimum Adjusted EBITDA to Interest Expense) and Section 6.17 (Minimum Consolidated Tangible Net Worth) after giving effect to the Borrowing and the immediate application of the proceeds thereof.

(f) Material Adverse Effect.  Lender shall not have made a determination in its reasonable judgment that a Material Adverse Effect has occurred and is continuing.

(g) No Legal Impediments.  The making of the Revolving Loan on such date does not violate any Requirement of Law on the date of or immediately following such Revolving Loan or Issuance and is not enjoined, temporarily, preliminarily or permanently.

(h) Use of Proceeds.  Borrower shall apply the proceeds of the Revolving Loan to the applicable purpose set forth in Section 4.14 (Use of Proceeds).

Each submission by Borrower to Lender of a Borrowing Request and the acceptance by Borrower of the proceeds of the Revolving Loan requested therein shall be deemed to constitute a representation and warranty by Borrower as to the matters specified in clause (b) above on the date of the making of such Revolving Loan.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce Lender to enter into this Agreement, Borrower represents and warrants each of the following to Lender, on and as of the Closing Date and on and as of the date of each Revolving Loan after giving effect to the making of each Revolving Loan as required by Section 3.2(b)(i) (Conditions Precedent to Each Borrowing):

Section 4.1 Organization; Power

Borrower and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and to perform its obligations under the Transaction Documents to which it is a party and, except where the failure to do so individually or in the aggregate would not have a Material Adverse Effect, is duly qualified to do business and in good standing in each jurisdiction where such qualification is required.

Section 4.2 Authorization; Enforceability; Due Execution and Delivery

The Transaction Documents to which Borrower or any of its Subsidiaries is a party are within the legal power of Borrower or such Subsidiary and have been duly authorized, executed and delivered and are enforceable against Borrower or such Subsidiary as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 4.3 Government Approvals; No Conflicts

The execution and delivery of the Transaction Documents to which it is a party by Borrower or any of its Subsidiaries and the exercise of its rights and performance of its obligations thereunder (i) do not require any consent, approval, registration or filing with any Governmental Authority except for those that have been obtained and are in full force and effect, (ii) shall not violate any law, rule or regulation, the certificate of incorporation or by-laws or other organizational documents of Borrower or such Subsidiary or any order of any Governmental Authority, (iii) shall not violate or result in a default or the equivalent under any indenture, agreement or other instrument binding upon Borrower or such Subsidiary or its assets or give rise to a right thereunder to require any payment by Borrower or such Subsidiary and (iv) shall not result in any Lien on any assets of Borrower or such Subsidiary, that in the aggregate may reasonably be expected to have a Material Adverse Effect.

Section 4.4 Financial Condition

The audited and unaudited financial statements of Borrower and its Consolidated Subsidiaries filed with the SEC fairly present the financial condition of Borrower and its Consolidated Subsidiaries in accordance with GAAP.

Section 4.5 Properties; Intellectual Property

Borrower and each of its Subsidiaries has good title to or valid leasehold interests in all of its real and personal property material to its business except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.  Borrower and each of its Subsidiaries owns or is licensed to use all intellectual property material to its business.

Section 4.6 Litigation; Environmental Matters

There are no investigations, actions or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Borrower or any of its Subsidiaries, threatened against or affecting Borrower or such Subsidiary (i) as to which there is a reasonable possibility of an adverse determination that may reasonably be expected to have a Material Adverse Effect or (ii) that involves the Transaction Documents or the transactions contemplated thereby.  Except for matters that in the aggregate would not reasonably be expected to have a Material Adverse Effect, Borrower and each of its Subsidiaries has complied with all Environmental Laws and has not received notice of any Environmental Liability.

Section 4.7 Compliance with Law; Defaults

Borrower and each of its Subsidiaries is in compliance with all applicable laws, regulations and orders of any Governmental Authority applicable to it and its properties and all indentures, agreements and other instruments binding upon it or applicable to its property, except where the failure to do so may not be reasonably expected to result in a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.

Section 4.8 Investment Company Act Status

Neither Borrower nor the portfolio of student loans held by Borrower is an investment company as defined in, or subject to regulation under, the U.S. Investment Company Act of 1940, as amended.

Section 4.9 ERISA

Neither Borrower nor any of its Subsidiaries maintains any (i) employee benefit plan (as defined in Section 3(3) of ERISA), subject to Title I of ERISA, or (ii) plan (as defined in Section 4975(e)(1) of the Code) that is subject to Section 4975 of the Code.

Section 4.10 Disclosure

(a) Borrower has complied with all public filing requirements applicable to Borrower under applicable U.S. securities laws.

(b) Borrower has disclosed to Lender all agreements and other documents to which Borrower or any of its Subsidiaries is a party that Borrower has publicly filed with the SEC or that are otherwise material to the conduct of the business of Borrower or such Subsidiary.  Such agreements and other documents may be disclosed to Lender by delivery of such agreements and other documents in an electronic format reasonably acceptable to Lender.

(c) No document or other information provided to Lender by Borrower or any of its Subsidiaries in connection with the negotiation of the Transaction Documents or delivered pursuant to the Transaction Documents contains a material misstatement.

Section 4.11 Solvency

Borrower is Solvent as of the Closing Date and at the time of each Borrowing under Section 2.2 (Borrowing Procedures) of this Agreement.

Section 4.12 Title and Security

Borrower and any Subsidiary of Borrower that holds items of Collateral has good and marketable title to the Collateral free and clear of all Liens other than Permitted Liens except that the Trustee holds legal title to the FFELP Loans for the benefit of Borrower pursuant to the Trust Agreement.  This Agreement creates (subject to Permitted Liens) valid, first priority security interests in the Collateral and all proceeds thereof that shall be perfected upon (i) with respect to the Collateral, the filing of UCC-1 financing statements identifying Lender as secured party and Borrower and any Subsidiary of Borrower that holds items of Collateral as debtor with the Secretary of State in the State of Delaware pursuant to Section 3.1(a)(vii) (Conditions Precedent to Closing Date), (ii) with respect to the FFELP Loans and the Proceeds thereof included in the Collateral, the filing of a UCC-1 financing statement identifying Lender as secured party and the Trustee as debtor with the Recorder of Deeds in the District of Columbia pursuant to Section 3.1(a)(vii) (Conditions Precedent to Closing Date), (iii) with respect to Goods, Instruments, Money, Tangible Chattel Paper or Certificated Securities, upon possession by or delivery thereof to Lender (other than Student Loans, which shall be perfected by filing pursuant to clauses (i) and (ii) above) and (iv) with respect to Investment Property, Deposit Accounts, Letter-of-Credit Rights or Electronic Chattel Paper, by Control (within the meaning of such term assigned under the UCC) of such Collateral by Lender.

Section 4.13 Student Loans

Each Student Loan to be financed with the proceeds of the Revolving Loans constitutes a FFELP Loan or Private Loan that satisfies the eligibility requirements determined by Lender in its discretion to be applicable in a "Aaa" securitization transaction for FFELP Loans or Private Loans in accordance with then-applicable Moody's rating criteria, and each such Student Loan was made and is held in compliance with all Requirements of Law.  Lender's determination of what Moody's rating criteria apply for such purpose shall be conclusive for all purposes under this Agreement.

Section 4.14 Use of Proceeds

The proceeds of the Revolving Loans shall be used by Borrower solely to (i) in the case of Overnight Funding, to provide working capital and for other general corporate purposes of Borrower and the Non-Securitization Subsidiaries that are parties to Joinder Agreements; provided, that the aggregate amount of the proceeds of the Borrowings under Overnight Funding applied by Borrower and its Subsidiaries to working capital purposes shall not exceed $100,000,000 per calendar year (after giving effect to the aggregate amount of the net proceeds from the disposition of Collateral that are applied by Borrower to working capital purposes pursuant to Section 5.2(b) (Release of Collateral)), (ii) in the case of FFELP Loan Funding, to fund or maintain the funding for FFELP Loans that are expected by Borrower to be sold, securitized or newly funded through U.S. federal government programs, including the refinancing of existing Revolving Loans under FFELP Loan Funding, (iii) in the case of Private Loan Funding, to fund or maintain the funding for Private Loans, including the refinancing of existing Revolving Loans under Private Loan Funding, and (iv) in the case of Illiquid Asset Funding, to fund or maintain the funding for Illiquid Assets, including, the refinancing of Grandfathered Loans and existing Revolving Loans under Illiquid Asset Funding.

Section 4.15 Accounts

The list of accounts set forth in Schedule III (Borrower's Accounts) attached hereto is a true, accurate and complete list of all accounts established and maintained by Borrower in connection with Borrower's cash management system and all of such accounts are established and maintained at Citibank, N.A..  All proceeds of the Student Loans included in the Collateral that are serviced by Citibank (South Dakota), N.A. are deposited directly to the Primary Account by Citibank (South Dakota), N.A. (except to the extent such proceeds are wired directly to the Primary Account).  All proceeds of the Student Loans included in the Collateral that are serviced by servicers, subservicers and guarantors other than Citibank (South Dakota), N.A. are transferred to the Primary Account by such servicers, subservicers and guarantors in accordance with their customary procedures (except to the extent such proceeds are wired directly to the Primary Account).

Section 4.16 Retained Securitization Interests

The list of Retained Securitization Interests set forth in Schedule V (Retained Securitization Interests) attached hereto is a true, accurate and complete list of all Retained Securitization Interests held by Borrower and its Subsidiaries.  Each Retained Securitization Interest that is evidenced by a physical certificate will be endorsed in blank and delivered to Lender on the Closing Date pursuant to Section 3.2(a)(vii) (Conditions Precedent to Closing Date).  Each Retained Securitization Interests identified as Clearing Corporation Securities in Schedule V (Retained Securitization Interests) will be credited by the relevant Clearing Corporation to the securities account of Lender at such Clearing Corporation on or prior to the Closing Date.

Section 4.17 Cash Management System

The list of servicers, sub-servicers, guarantors and other Persons acting in similar capacities set forth in Schedule VI (Cash Management System) attached hereto is a true, accurate and complete list of the names and addresses of all Persons that are responsible for remitting funds to or at the direction of Borrower and its Affiliates, including funds remitted to or at the direction of Borrower and its Affiliates in connection with the U.S. Department of Education's Conduit Program, Put Program and Participation Program, and the agreements pursuant to which such Persons remit such funds.

ARTICLE V

COLLATERAL

Section 5.1 Grant of Security Interest.

(a) Borrower and each Non-Securitization Subsidiary, if any, that is a party to a Joinder Agreement (to the extent possible without violating such Non-Securitization Subsidiary's organizational documents or transaction documents to which such Non-Securitization Subsidiary is a party and subject to such other reasonable exceptions to the items to be included as Collateral as Lender may agree in writing from time to time (for which purpose Lender agrees to consider any such exceptions in good faith)), in order to secure the Obligations, hereby Grants to Lender, a valid and continuing first priority and perfected Lien on and security interest in all of Borrower's or such Non-Securitization Subsidiary's right, title and interest in, to and under, the following property, in each case, whether now owned or existing, or hereafter acquired and arising (all of which being hereinafter collectively called the "Borrower Collateral" and, together with the rights granted pursuant to Section 5.1(b) (Grant of Security Interest), the "Collateral"), subject in each case only to Permitted Liens:

(i) all Student Loans now held or hereafter acquired by Borrower or such Non-Securitization Subsidiary (without regard to whether such Student Loans satisfy the eligibility requirements set forth in the definitions for "FFELP Loans" and "Private Loans" set forth in Section 1.1 (Defined Terms));

(ii) all Retained Securitization Interests now held or hereafter acquired by Borrower or such Non-Securitization Subsidiary;

(iii) the Primary Account, together with (A) all amounts from time to time on deposit in or credited to the Primary Account that are not allocable to Allocated Parties and (B) all interest, cash, instruments, dividends, distributions, return on capital, redemptions, securities, investments of any kind and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any and all of the property described in subclause (A);

(iv) all other accounts established and maintained in the name of Borrower or such Non-Securitization Subsidiary from time to time, together with (A) all Securities, Securities Entitlements, Investment Property, Financial Assets and any other property deposited in or credited to such other accounts from time to time, (B) all interest, cash, instruments, dividends, distributions, return on capital, redemptions, securities and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any and all of the property described in subclause (A), (C) all certificates and instruments, if any, from time to time representing or evidencing the Financial Assets credited to such other accounts from time to time, including all rights to renew or withdraw the same and (D) all Securities Entitlements credited to such other accounts from time to time;

(v) the proceeds of the Revolving Loans that Borrower lends to Lender overnight from time to time pursuant to Section 2.2(c) (Borrowing Procedures) and the net proceeds from the release of the Borrower Collateral that Borrower lends to Lender overnight from time to time pursuant to Section 5.3 (Investment of Proceeds);

(vi) the Trust Agreement and the Servicing Agreements now existing and hereafter entered into by Borrower, all of the rights of Borrower thereunder and all payments to Borrower thereunder;

(vii) the servicing fees, administration fees and other fees earned by Borrower under the Servicing Agreements;

(viii) all intercompany debt of Borrower and such Non-Securitization Subsidiary;

(ix) all Securities (with the meaning given to such term in Section 8-102(a)(15) of the UCC, and in any event including all Stock and interests of Non-Securitization Subsidiaries) and all intercompany notes of Borrower and such Non-Securitization Subsidiary;

(x) all books and records (including, without limitation, computer printouts, computer software and other computer output materials and records) pertaining to any of the Borrower Collateral described in clauses (i) through (ix) above;

(xi) all Proceeds and other income in respect of the Borrower Collateral described in the foregoing clauses (i) through (x) above;

provided, that the Borrower Collateral shall not include (x) student loans released in connection with U.S. federal government student loan programs enacted pursuant to Public Law 110-227, (y) student loans released to the Securitization Vehicles that exist as of the Closing Date in accordance with the related transfer documentation and (z) the Borrower Collateral otherwise released in accordance with Section 5.2 (Release of Collateral).

(b) In furtherance of the Grant set forth in Section 5.1(a) (Grant of Security Interest), the Trustee hereby Grants to Lender, a valid and continuing first priority and perfected Lien on and security interest in all of the Trustee's right, title and interest in, to and under, the following property, in each case, whether now owned or existing, or hereafter acquired and arising, subject in each case only to Permitted Liens:

(i) all FFELP Loans now held or hereafter acquired by the Trustee for the benefit of Borrower pursuant to the Trust Agreement (without regard to whether such FFELP Loans satisfy the eligibility requirements set forth in the definitions for "FFELP Loans" set forth in Section 1.1 (Defined Terms)); and

(ii) all Proceeds and other income in respect of the assets described in clause (i) above;

provided, that the assets described in clauses (i) and (ii) above shall not include (x) student loans released in connection with U.S. federal government student loan programs enacted pursuant to Public Law 110-227, (y) student loans released to the Securitization Vehicles that exist as of the Closing Date in accordance with the related transfer documentation and (z) the assets described in clauses (i) and (ii) above otherwise released in accordance with Section 5.2 (Release of Collateral).

(c) The Grants made by Borrower and the Non-Securitization Subsidiaries, if any, pursuant to Section 5.1(a) (Grant of Security Interest) and by the Trustee (solely for the purpose of the Grant of a Lien in the legal title to the FFELP Loans and the Proceeds thereof) pursuant to Section 5.1(b) (Grant of Security Interest) are made to Lender to secure the Obligations in accordance with the terms of this Agreement and all other applicable Transaction Documents, including the payment of all amounts payable under this Agreement and such other Transaction Documents in accordance with the terms hereof and thereof.  Each Non-Securitization Subsidiary that holds property to be included in the Collateral pursuant to this Section 5.1 (Grant of Security Interest) shall also grant to Lender through a Joinder Agreement a first priority security interest in all of such Non-Securitization Subsidiary's right, title and interest in, to and under such property to the extent such property can be pledged without violating such Non-Securitization Subsidiary's organizational documents or transaction documents to which it is a party, subject to Permitted Liens and to such other reasonable exceptions to the items to be included as Collateral as Lender may agree in writing from time to time (for which purpose Lender agrees to consider any such exceptions in good faith).

(d) This Agreement shall constitute a security agreement under the laws of the State of New York, for the benefit of Lender as secured party.  Upon the occurrence of a Event of Default, and following the occurrence of the Change of Control Trigger, in addition to any other rights available under this Agreement or otherwise available at law or in equity but subject to the terms hereof, Lender shall have all rights and remedies of a secured party under the laws of the State of New York and other applicable law to enforce the assignments and security interests contained herein and, in addition, shall have the right, subject to compliance with any mandatory requirements of applicable law and the terms of this Agreement, to sell or apply any rights and other interests assigned or pledged hereby in accordance with the terms hereof at public and private sale in accordance with the terms of this Agreement.

(e) Lender hereby acknowledges such Grants, accepts its duties hereunder in accordance with the provisions hereof, and agrees to perform the duties herein in accordance with the provisions hereof such that the interests of Lender may be adequately and effectively protected.

(f) With respect to the foregoing and the grant of the security interests hereunder, Lender shall be authorized by Borrower, any Non-Securitization Subsidiary that is a party to a Joinder Agreement and the Trustee to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral, in all jurisdictions and with all filing offices as are necessary or advisable to perfect the security interests granted to Lender in connection herewith pursuant to Section 7.7(a) (Further Assurances as to the Collateral).

Section 5.2 Release of Collateral

(a) Any release of all or part of the Student Loans or other Collateral from the security interests granted to Lender under Section 5.1 (Grant of Security Interest) in connection with (i) whole loan sales, (ii) direct and indirect sales to Securitization Vehicles,  (iii) alternative funding provided by U.S. federal government student loan programs or (iv) sales or transfers to other third parties shall require the prior written consent of Lender; provided, that the prior written consent of Lender shall not be required and the Lender’s security interest is automatically released (1) for Student Loans or other Collateral financed in the U.S. Department of Education's Conduit Program (the "Conduit Program"), Loan Purchase Commitment Program ("Put Program") or Loan Participation Purchase Program ("Participation Program" or "PPI Program")); (2) for Student Loans or other Collateral (a) which a seller is obligated to repurchase due to a breach of a covenant, representation or warranty, consistent with Borrower's contractual arrangements with such seller, or (b) transferred to an insurer or guarantor of Student Loans in connection with any claims submitted to such insurer or guarantor in accordance with Borrower's contractual arrangements with such insurers or guarantors; (3) if the Loans shall be paid in full and the Commitment shall be terminated in connection therewith; (4) for sales of Retained Securitization Interests; and (5) for Student Loans or other Collateral financed in either of the two securitizations scheduled to occur in February and March 2010 so long as the parameters for the two securitizations fall within the minimum advance rates, the maximum cost of funds, the maximum size, the timing constraints and the description of the collateral set forth in Exhibit C (Parameters for February and March 2010 Securitizations); provided, that Borrower shall be required to deliver prior written notice of sales pursuant to clauses (1) through (5) above to Lender and to apply the net proceeds from such sales in the manner described in Section 5.2(b) (Release of Collateral).  Notwithstanding the foregoing, in accordance with its customary procedures, Borrower may cancel a Student Loan to the extent requested by the related obligor or the related educational institution.

(b) Borrower shall be required to apply the net proceeds from the sale or other disposition of the Student Loans or other Collateral (including sales to Securitization Vehicles), other alternative funding or any other sale or disposition of the Collateral pursuant to Section 5.2(a) (Release of Collateral) (including the net proceeds from the sale or other disposition of the Student Loans or other Collateral in the manner described in clauses (1) through (5) of Section 5.2(a) (Release of Collateral)) to prepay the Revolving Loans to the extent necessary to cure any Borrowing Base Deficiency pursuant to Section 2.9(b) (Mandatory Prepayments).  Borrower may apply the remaining amount (if any) of such net proceeds to any of the following purposes: (i) to repay Loans, (ii) to fund or maintain the funding for Student Loans included or to be included in the Collateral and (iii) for working capital purposes; provided, that the aggregate amount of the net proceeds from the sale or other disposition of the Collateral (including sales to Securitization Vehicles) that are applied by Borrower and its Subsidiaries to working capital purposes may not exceed $100,000,000 per calendar year (after giving effect to the proceeds of the Revolving Loans that are also applied by Borrower and its Subsidiaries to working capital purposes pursuant to Section 4.14 (Use of Proceeds)).

Section 5.3 Investment of Proceeds

To the extent Borrower does not apply the net proceeds from the release of the Collateral in the manner provided in Section 5.2(b) (Release of Collateral), Borrower shall lend such amounts to Lender overnight for Lender to maintain in Lender's account or accounts at an overnight rate equal to Overnight LIBID pending application in such manner.  Lender (in its capacity as such) shall have a security interest in such proceeds pursuant to Section 5.1(a) (Grant of Security Interest).

Section 5.4 Reallocation of Proceeds

Lender hereby covenants and agrees, solely for the benefit of the Allocated Parties in their capacity as third party beneficiaries to this Agreement solely for purposes of this Section 5.4 (Reallocation of Proceeds), that if Lender receives a written report from any Allocated Party or any trustee, servicer, sub-servicer or other agent acting on behalf of an Allocated Party (including Borrower if Borrower is acting as an agent on behalf of an Allocated Party or Borrower has a contractual obligation to remit payments to the Allocated Party) evidencing the fact that funds received by Lender from Borrower were not property of Borrower and are allocable to such Allocated Party, Lender shall promptly pay such amount to or at the direction of such Allocated Party or such trustee, servicer, sub-servicer or other agent acting on behalf of an Allocated Party (including Borrower if Borrower is acting as an agent on behalf of an Allocated Party or Borrower has a contractual obligation to remit payments to the Allocated Party).  Any Allocated Party shall be a third party beneficiary of this Agreement solely for purposes of enforcing the rights of such Allocated Party under this Section 5.4 (Reallocation of Proceeds).

ARTICLE VI

COVENANTS

Borrower agrees with Lender to each of the following covenants until the interest on and principal of the Loans and all fees payable to Borrower hereunder have been paid in full and the Commitment has been terminated unless Lender otherwise consents in writing:

Section 6.1 Information Delivery

Borrower shall deliver to Lender (i) either (A) the financial statements of Borrower and its Consolidated Subsidiaries or (B) the certificate of a Senior Officer of Borrower on the financial statements described under Section 6.18 (Financial Reporting), (ii) the monthly reports set forth under Section 6.20 (Monthly Report), and (iii) following any request therefor, such other information regarding the operations, business affairs and financial condition of Borrower or any Subsidiary, as Lender may reasonably request.

Section 6.2 Material Events

Borrower shall deliver prompt written notice to Lender of (i) the occurrence of a Default or an Event of Default, (ii) the filing of any action, suit or proceeding against Borrower or any of its Subsidiaries that may reasonably be expected to have a Material Adverse Effect, and (iii) any other event or development that may reasonably be expected to have a Material Adverse Effect.

Section 6.3 Maintenance of Property

Borrower shall, and shall cause each of its Subsidiaries that have outstanding Indebtedness or unpaid claims to, keep and, except as otherwise directed by Lender, maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

Section 6.4 Maintenance of Existence and Conduct of Business

Borrower shall, and shall cause each of its Subsidiaries that have outstanding Indebtedness or unpaid claims to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided, that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.10 (Mergers and Sales).

Section 6.5 Nature of Business

Borrower shall engage in no business other than (i) purchases, sales and financings of Student Loans, including direct and indirect sales of Student Loans to Securitization Vehicles, (ii) such other business contemplated by the transaction documents for the Securitization Vehicles including the servicing of the student loan portfolios held by the Securitization Vehicles, (iii) such other business specifically contemplated by its organizational documents, (iv) the origination and servicing of student loans for other parties and (v) such other business conducted and disclosed to Lender on or prior to the Closing Date.  Borrower shall cause each of its Subsidiaries in existence as of the Closing Date to engage in no business other than its business as presently conducted.  Borrower shall cause each of its Subsidiaries to engage in no other business other than such other business specifically contemplated by its organizational documents.

Section 6.6 Payment of Obligations

Borrower shall, and shall cause each of its Subsidiaries to, pay its obligations that, if not paid, may be reasonably be expected to have a Material Adverse Effect.

Section 6.7 Non-Securitization Subsidiary Guaranty

Borrower shall cause all of the Non-Securitization Subsidiaries that hold property to be included in the Collateral to fully and unconditionally guaranty the Obligations under this Agreement pursuant to a Joinder Agreement delivered on or prior to the date on which such property is included in the Collateral.  In the event that any Person becomes a Non-Securitization Subsidiary and holds property to be included in the Collateral, Borrower shall (i) within five (5) calendar days (or such longer period as Lender may agree in writing), cause such Non-Securitization Subsidiary to become a guarantor hereunder by executing and delivering to Lender a Joinder Agreement, and (ii) within fifteen (15) calendar days take all such actions to execute and deliver to Lender, or cause to be executed and delivered to Lender, all such additional documents, instruments, agreements and certificates as may be requested by Lender, including, without limitation, any other documents, agreements or instruments necessary for such Non-Securitization Subsidiary to grant to Lender a perfected security interest in such Non-Securitization Subsidiary’s assets subject to no prior Lien other than Permitted Liens pursuant to Section 5.1 (Grant of Security Interest).

Section 6.8 Enforcement of Obligations; Servicing of Obligations

Borrower shall cause to be diligently enforced and taken all steps, actions and proceedings reasonably necessary to enforce all Student Loans held by Borrower in accordance with Borrower's servicing policies acting as servicer for itself and others and all agreements entered into in connection therewith and all agreements relating to purchases, sales and financings of Student Loans.  Borrower shall cause the Student Loans to be administered and collected in accordance in all material respects with Borrower's servicing policies; provided, that Borrower shall not be responsible to Lender for any action or failure to act by Lender or its affiliates in their respective capacities as sub-servicers (or in any other similar capacity) to Borrower.

          Section 6.9 Books and Records; Inspection of Property

Borrower shall, and shall cause its Subsidiaries to, maintain proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  Borrower shall, and shall cause each of its Subsidiaries to, permit representatives of Lender to inspect its properties, examine and make abstracts from books and records, and discuss its affairs, finances and condition with its officers, employees and independent accountants during regular business hours upon reasonable prior notice without undue interference of normal business operations.

Section 6.10 Mergers and Sales of Assets

Borrower shall not consolidate or merge with or into any other legal entity unless (i) Borrower is the surviving entity, (ii) no Default or Event of Default shall occur and be continuing after giving effect thereto and (iii) Borrower's rights and obligations under the Transaction Documents remain unaffected.  Borrower shall not sell, lease or otherwise transfer all or substantially all of its property to any other entity except for the direct and indirect transfer of Student Loans to Securitization Vehicles and such other sales, leases or transfers contemplated by this Agreement.  Borrower shall not liquidate or dissolve itself.

Section 6.11 Compliance with Law

Borrower shall, and shall cause each Subsidiary of Borrower to, comply with all Requirements of Law (including the Anti-Terrorism Order and the Patriot Act) applicable to Borrower and its Subsidiaries and their respective property.

Section 6.12 Use of Proceeds

Borrower shall use the proceeds of the Revolving Loans for the purposes set forth in Section 4.14 (Use of Proceeds).

Section 6.13 Other Indebtedness

Borrower shall not incur Indebtedness outside of the ordinary course of business other than (i) the Revolving Loans, (ii) Indebtedness to pay the Loans in full (subject to the termination of the Commitment on or prior to the incurrence of such Indebtedness)  and (iii) as otherwise contemplated by Section 6.5 (Nature of Business).  No Subsidiary of Borrower other than any Securitization Vehicle shall incur Indebtedness.

Section 6.14 Negative Pledge

Borrower shall not, and shall cause its Subsidiaries other than its Securitization Subsidiaries not to, create, assume or suffer to exist any Lien on Borrower's property except (i) Liens occurring in ordinary course of business that do not secure (A) Indebtedness or derivative obligations or (B) any single obligation (or class of obligations having a common cause) in an amount exceeding $1,000,000 (in an aggregate amount amongst all such obligations not exceeding $10,000,000), (ii) Liens arising in the ordinary course of business on cash, cash equivalents and other financial assets securing derivative obligations, (iii) Liens on real property, (iv) Liens granted in connection with U.S. federal government student loan programs enacted pursuant to Public Law 110-227, (v) liens granted in respect of the two securitizations scheduled to occur in February and March 2010, (vi) liens granted as a "back-up" pledge in connection with any transfer of Student Loans permitted under Section 5.2 (Release of Collateral) that is intended to be structured as a sale (irrespective of GAAP), (vii) certain Liens granted prior to the Closing Date that are identified in the UCC-1 search reports set forth in Schedule II (Permitted Liens) attached hereto and (viii) such other Liens not otherwise permitted pursuant to clauses (i) through (vii) of this sentence in an aggregate amount at any time not exceeding $10,000,000.

Section 6.15 Accounts

Borrower shall not take any of the following actions on or after the Closing Date without the prior written consent of Lender:

(a) the establishment or maintenance of any account in the name or for the benefit of Lender or any of the Non-Securitization Subsidiaries other than the Accounts identified in Schedule III (Borrower's Accounts) attached hereto;

(b) direct or agree to any material change to the manner in which Citibank (South Dakota), N.A. deposits the proceeds of the Student Loans and other Collateral serviced by Citibank (South Dakota), N.A. directly to the Primary Account (except to the extent such proceeds are wired directly to the Primary Account);

(c) direct or agree to any material change to the manner in which any other servicer, sub-servicer, guarantor or other Person acting in a similar capacity transfers the proceeds of the Student Loans and other Collateral serviced by such servicer, sub-servicer, guarantor or other Person to the Primary Account in accordance with their customary procedures (except to the extent such proceeds are wired directly to the Primary Account);

(d) direct or agree to any material change to the manner in which the servicers, sub-servicers, guarantors and other Persons acting in similar capacities transfer the servicing fees, administration fees and other fees earned by Borrower to the Primary Account in accordance with their customary procedures (except to the extent such proceeds are wired directly to the Primary Account);

(e) direct or agree to any material change to the manner in which the proceeds of the Retained Securitization Interests or the proceeds of Borrower's interest in any special purpose vehicle established pursuant to the U.S. Department of Education's Conduit Program (including SLC Conduit I LLC) are deposited by or on behalf of Borrower to the Primary Account; or

(f) direct or agree to any other material change to Borrower's cash management system.

In connection therewith, Borrower shall use commercially reasonable efforts to cause each servicer, sub-servicer, guarantor and other Person acting in a similar capacity to Borrower or any of its Affiliates that is responsible for remitting funds to Borrower or any of its Affiliates, including in connection with the U.S. Department of Education's Conduit Program, Put Program and Participation Program, to enter into a Servicing Side Letter Agreement within thirty (30) calendar days following the Closing Date (other than the Servicing Side Letter Agreement to be entered into with Citibank (South Dakota), N.A. which shall be entered into on the Closing Date).

Section 6.16 Minimum Adjusted EBITDA to Interest Expense

As of the end of each fiscal quarter of Borrower, commencing with the fiscal quarter ending December 31, 2009, the average for such fiscal quarter and the three immediately preceding fiscal quarters of the ratio (expressed as a percentage) of (i) the Adjusted EBITDA of Borrower and its Consolidated Subsidiaries to (ii) the aggregate amount which would fairly be presented in the consolidated income statement of Borrower and its Consolidated Subsidiaries (subject to normal year-end adjustments) prepared in accordance with GAAP as "total interest expense" less the amortization of deferred financing fees shall not be less than 1.00: 1.00.

Section 6.17 Minimum Consolidated Tangible Net Worth

Borrower and its Consolidated Subsidiaries shall at all times maintain a Consolidated Tangible Net Worth in an amount not less than $500,000,000.

Section 6.18 Financial Reporting

Borrower shall deliver to Lender either:

(a)           the following financial statements of Borrower within the applicable time frame set forth below:

(i)           within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Borrower, commencing with the fiscal quarter ended March 31, 2010, its consolidated balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Senior Officer of Borrower as presenting fairly in all material respects the financial condition and results of operations of Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to year-end audit adjustments and the absence of footnotes; and

(ii)           within 90 days after the end of the last fiscal quarter of each fiscal year of Borrower, commencing with the fiscal year ended December 31, 2009, its audited consolidated balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Borrower and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to the absence of footnotes; or

(b)           a certificate of a Senior Officer of Borrower certifying that the financial statements and balance sheets of Borrower described in clause (a) above and filed with the SEC fairly present the financial condition of Borrower and its Consolidated Subsidiaries in accordance with GAAP on a stand alone basis in accordance with GAAP consistently applied (which certificate shall be delivered within the time frame that such financial statements are required to be to be entered into delivered pursuant to clause (a) above).

Section 6.19 Funding Forecast

Borrower shall deliver to Lender the following forecasts of Borrower's FFELP Loan and Private Loan funding requirements starting with Borrower's first fiscal quarter of 2010:

(i)  On or prior to the last Business Day of each fiscal quarter, Borrower shall provide to Lender a twelve-month funding forecast for FFELP Loans expected to be sold, securitized, or newly funded through the U.S. federal government.

(ii)  The twelve-month funding forecast shall exclude FFELP Loans currently securitized or funded through U.S. federal government programs.  Any FFELP Loan shall no longer qualify for FFELP Loan Funding (but shall qualify for Illiquid Asset Funding) if it is not sold, securitized or newly funded through a U.S. federal program within the next six fiscal quarters of Borrower after first appearing in the twelve-month funding forecast.

(iii) On or prior to the last Business Day of each fiscal quarter, Borrower shall provide to Lender a twelve-month funding forecast for Private Loans expected to be sold, securitized, or newly funded by Borrower.

Section 6.20 Monthly Reports

Borrower shall deliver to Lender monthly reports certified by a Senior Officer of Borrower setting forth information on the performance of Borrower's portfolio of Student Loans, residual interests in Securitization Vehicles and other Collateral, the level of compliance with the financial covenants set forth in Section 6.16 (Minimum Adjusted EBITDA to Interest Expense) and Section 6.17 (Minimum Consolidated Tangible Net Worth) and other information in substantially the form attached as Exhibit B (Monthly Reports) hereto within ten (10) Business Days following the last day of each calendar month commencing with the first such date following the Closing Date.

Section 6.21 Borrowing Base Determination

Borrower shall deliver or cause to be delivered to Lender a month-end computer tape containing all information on Borrower's portfolio of Student Loans that is required by Lender to calculate the Borrowing Base (including each of the three components of the Borrowing Base separately) (i) within ten (10) Business Days following the last day of each calendar month (in the form of a month-end computer tape), commencing with the first such date following the Closing Date, (ii) if Borrower is required to deliver a month-end computer tape with information on the additional Student Loans to be funded pursuant to a proposed Borrowing pursuant to Section 2.2(a) (Borrowing Procedures), at least five (5) Business Days but no more than eight (8) Business Days prior to the date of the proposed Borrowing (in the form of a month-end computer tape), and (iii) as of any other date at the written request of Lender upon at least ten (10) Business Days' prior written notice from Lender.

Section 6.22 Cash Management System

Borrower shall deliver to Lender an updated copy of Schedule VI (Cash Management System) promptly following any change to the names or addresses of the servicers, sub-servicers, guarantors or other Persons acting in similar capacities that are responsible for remitting funds to or at the direction of Borrower and its Affiliates (or any change to the agreements pursuant to which such Persons remit such funds to or at the direction of Borrower and its Affiliates), including the Persons that are responsible for remitting funds to or at the direction of Borrower or its Affiliates in connection with the U.S. Department of Education's Conduit Program, Put Program and Participation Program.

ARTICLE VII

EVENTS OF DEFAULT; REMEDIES FOLLOWING EVENT OF DEFAULT OR CHANGE OF CONTROL TRIGGER

Section 7.1 Events of Default

Each of the following events shall be an event of default (an "Event of Default") under this Agreement:

(a) Borrower shall fail to pay interest on any Loan when due which default continues for a period of five (5) or more Business Days; or

(b) Borrower shall fail to pay principal of any Loan when due, whether at the Maturity Date or such earlier date on which a mandatory prepayment is due pursuant to Section 2.9 (Mandatory Prepayments); or

(c)  Borrower or all or part of the pool of Collateral becomes an investment company required to be registered under the U.S. Investment Company Act of 1940, as amended, except to the extent resulting from Lender's ownership interest in Borrower; or

(d) Borrower fails to make payment of any other Material Indebtedness of Borrower and its Subsidiaries (other than any Securitization Vehicle) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) after giving effect to any notice and cure period; or

(e) Lender fails to have first priority, perfected security interests in the Collateral pursuant to Section 5.1 (Grant of Security Interest) in an aggregate amount that exceeds $50,000,000 and that is not cured within five (5) Business Days of Borrower having knowledge or written notice from Lender thereof; or

(f) the failure to satisfy any of Borrower's financial covenants set forth in Sections 6.15 (Minimum Adjusted EBITDA to Interest Expense) and 6.16 (Minimum Consolidated Tangible Net Worth) as of the applicable date of determination set forth in the related Monthly Report; or

(g) a Borrowing Base Deficiency exists as of any date of determination and Borrower has not prepaid the Revolving Loans or pledged to Lender additional Student Loans or other Collateral within three (3) Business Days after written notice of the Borrowing Base Deficiency has been given to Borrower by Lender in an amount sufficient such that there shall not be a Borrowing Base Deficiency after giving effect to such action; or

(h) Borrower breaches in any material respect any of the following covenants:  (i) Section 6.4 (Maintenance of Existence and Conduct of Business), (ii) Section 6.10 (Mergers and Sales) or Section 6.15 (Accounts); or

(i) a material breach of any of Borrower's other covenants, representations or warranties in the Transaction Documents to which it is a party or a material misstatement or omission in any certificate or writing or report that is not cured by Borrower within thirty (30) days following written notice thereof to Borrower by Lender;

(j) one or more final judgments are rendered against Borrower or any of its Subsidiaries that exceeds, in the aggregate, $10,000,000 that remains unsatisfied for sixty (60) or more days after such final judgment becomes nonappealable unless reserved against by Borrower;  or

(k) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Borrower, any of its Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or any of its Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered; or

(l) (i)           Borrower or any of its Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (l) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Borrower or any of its Subsidiaries or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action indicating its consent to, approval of, or acquiescence in any of the foregoing; or

(m) Borrower shall become unable, admit in writing its inability or fail generally to pay its debts as they become due.

Section 7.2 Acceleration of Maturity; Other Remedies

(a) If an Event of Default has occurred and is continuing, Lender may, by written notice to Borrower, (i) declare the Commitment to be terminated, whereupon the obligation of Lender to make any Revolving Loan shall immediately terminate, and (ii) declare the outstanding principal amount of the Loans, all accrued and unpaid interest thereon and all accrued and unpaid fees and other amounts and Obligations payable to Lender by Borrower under this Agreement to be immediately due and payable in full, whereupon the maturity date of the Loans shall be accelerated and the Loans, all such interest and all such fees and other amounts and Obligations shall become and be immediately due and payable in full (which in the case of the Loans will be in the amount determined pursuant to Section 2.9(e) (Mandatory Prepayments), without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by Borrower; provided, that upon the occurrence of the Events of Default specified in Section 7.1(k), (l) or (m) (Events of Default), (x) the Commitment shall be automatically terminated in whole and not in part and (y) the maturity date of the Loans shall be automatically accelerated and the outstanding principal amount of the Loans, all such interest and all such fees and other amounts and Obligations shall automatically become and be due and payable in full, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by Borrower.

(b) If a Major Event of Default has occurred and is continuing after the expiration of the applicable grace period, if any, Lender may elect to cause all or part of the servicing of the Collateral to be conducted by one or more substitute servicers designated by Lender (which may include one or more Affiliates of Lender) in Lender's sole discretion (for which purpose Borrower shall terminate any sub-servicing agreement at Lender's direction except to the extent the termination is outside of Borrower's control).  If any other Event of Default has occurred and is continuing after the expiration of the applicable grace period, if any, Lender must accelerate the maturity of the Loans pursuant to Section 7.2(a) (Acceleration of Maturity; Other Remedies) before electing to cause all or part of the servicing of the Collateral to be conducted by one or more substitute servicers designated by Lender in the manner described in the preceding sentence.

(c) If a Major Event of Default has occurred and is continuing after the expiration of the applicable grace period, if any, Borrower shall not take or commit to take any of the following actions without the prior written consent of Lender except to the extent Borrower was already committed to take such actions prior to the occurrence of the Major Event of Default (which for the avoidance of doubt shall include (x) commitments to fund the second disbursements on Student Loans that already existed at the time the Major Event of Default had occurred and (y) Borrower's duties and obligations under employment agreements, retention agreements and other similar agreements that were in effect at the time the Major Event of Default had occurred):  (i) the origination or purchase of additional Student Loans, (ii) the incurrence of capital expenditures or other extraordinary expenditures in an aggregate amount in excess of $100,000 per annum, (iii) the entry into additional Contractual Obligations that are material to the overall business of Borrower that could have a negative impact on Lender's rights or interests under this Agreement (which for the avoidance of doubt shall exclude Contractual Obligations relating to the incurrence of Indebtedness that will be applied to pay in full the Loans on or after the termination of the Commitment and Contractual Obligations of the type described in clause (y) above that were in effect at the time the Major Event of Default had occurred), (iv) the declaration or payment of any dividends or other distributions to holders of its capital stock or other equity interests in Borrower or (v) the payment of any non-customary compensation to the directors, officers or employees of Borrower except that Lender agrees to negotiate in good faith with Borrower the terms of any non-customary compensation to be provided by Borrower to any director, officer or employee of Borrower in connection with the additional services to be provided by such director, officer or employee following a Major Event of Default.  If any other Event of Default has occurred and is continuing after the expiration of the applicable grace period, if any, Lender must accelerate the maturity of the Loans pursuant to Section 7.2(a) (Acceleration of Maturity; Other Remedies) before Borrower is required to obtain the prior written consent of Lender to take the actions described in clauses (i) through (v) of the preceding sentence.

Section 7.3 Rescission

If at any time after termination of the Commitment or acceleration of the maturity of the Loans pursuant to Section 7.2 (Acceleration of Maturity; Other Remedies), Borrower shall pay all arrears of interest and all payments on account of principal of the Loans and fees and Obligations that shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified herein) and all Events of Default and Defaults (other than non-payment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 8.1(Amendments, Waivers and Consents), then Lender may, but shall be under no obligation to, upon written notice to Borrower, rescind and annul the termination of the Commitment and the acceleration of the payment of principal and interest and all other amounts; provided, however, that such action shall not affect any subsequent Event of Default or Default or impair any right or remedy consequent thereon.  This Section 7.3 (Rescission) does not give Borrower the right to require Lender to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

Section 7.4 Remedies following Event of Default or Change of Control Trigger

If the maturity of the Loans is accelerated following the occurrence of an Event of Default pursuant to Section 7.2 (Acceleration of Maturity; Other Remedies) or the Change of Control Trigger is triggered pursuant to Section 2.9(a) (Mandatory Prepayments), Lender may exercise the following remedies:

(a) Lender may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC (whether or not the UCC applies to the affected Collateral) and also may, without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of Lender's offices or elsewhere, for cash, on credit or for future delivery and upon such other terms as are commercially reasonable.  Lender may be the purchaser at any such sale so long as the purchase is for cash.  Borrower, any Non-Securitization Subsidiary that is a party to a Joinder Agreement and the Trustee each agrees that, to the extent notice of sale to it shall be required by law, at least ten (10) calendar days' prior notice to it of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification.  Lender shall not be obligated to make any sale of the Collateral regardless of notice of sale having been given.  Lender may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(b) Lender may also exercise any and all rights and remedies of Borrower, the Non-Securitization Subsidiaries that are parties to Joinder Agreements or the Trustee under or in connection with the Collateral including, without limitation:

(i)           transferring all or any part of the Collateral into the name of Lender or the nominee of Lender,

(ii)           notifying the parties obligated on any of the Collateral to make payment to Lender of any amount due or to become due thereunder,

(iii)           enforcing collection of any of the Collateral by suit or otherwise, and surrendering, releasing or exchanging all or any part thereof, or compromising or extending or renewing for any period (whether or not longer than the original period) any obligations of any nature of any party with respect thereto and exercising all other rights of Borrower, such Non-Securitization Subsidiary or the Trustee in any of the Collateral,

(iv)           endorsing any checks, drafts, or other writings in the name of Borrower, such Non-Securitization Subsidiary or the Trustee to allow collection of the Collateral,

(v)           taking possession or control of any proceeds of the Collateral,

(vi)           executing (in the name, place and stead of Borrower, such Non-Securitization Subsidiary or the Trustee) endorsements, assignments, stock powers and other instruments of conveyance or transfer with respect to all or any of the Collateral, and

(vii)           performing such other acts as may be reasonably required to protect Lender's rights and interest hereunder.

(c) The rights of Lender hereunder shall not be conditioned or contingent upon the pursuit by Lender of any right or remedy against Borrower, any of the Non-Securitization Subsidiaries that is a party to a Joinder Agreement or the Trustee or against any other Person that may be or become liable in respect of all or any part of the Obligations or against any other collateral security therefor, guarantee thereof or right of offset with respect thereto.  Lender shall be under no obligation to collect, attempt to collect, protect or enforce the Collateral or any security therefor, or otherwise dispose of any Collateral upon the request of Borrower, any of the Non-Securitization Subsidiaries, the Trustee or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof, which Borrower, any of the Non-Securitization Subsidiaries or the Trustee agrees and undertakes to do at its expense, but Lender may do so in its discretion at any time when a Default or an Event of Default has occurred and is continuing or the Change of Control Trigger has been triggered.

Section 7.5 Compliance with Restrictions

Borrower, the Non-Securitization Subsidiaries that are parties to Joinder Agreements and the Trustee each agrees that in any sale of any of the Collateral whenever an Event of Default shall have occurred and be continuing or the Change of Control Trigger has been triggered, Lender is hereby authorized to comply with any limitation or restriction in connection with such sale as it may be advised by counsel is necessary in order to avoid any violation of Requirements of Law (including compliance with such procedures as may restrict the number of prospective bidders and purchasers, require that such prospective bidders and purchasers have certain qualifications, and restrict such prospective bidders and purchasers to persons who shall represent and agree that they are purchasing for their own account for investment and not with a view to the distribution or resale of such Collateral), or in order to obtain any required approval of the sale or of the purchaser by any governmental regulatory authority or official.  Borrower, the Non-Securitization Subsidiaries that are parties to Joinder Agreements and the Trustee each further agrees that such compliance shall not result in such sale being considered or deemed not to have been made in a commercially reasonable manner, nor shall Lender be liable nor accountable to Borrower, such Non-Securitization Subsidiary or the Trustee for any discount allowed by the reason of the fact that such Collateral is sold in compliance with any such limitation or restriction.

Section 7.6 Private Sale

Lender shall incur no liability as a result of a sale of the Collateral, or any part thereof, at any private sale pursuant to Section 7.4 (Remedies Following Event of Default or Change of Control Trigger) conducted in a commercially reasonable manner.  Borrower, the Non-Securitization Subsidiaries that are parties to Joinder Agreements and the Trustee each hereby waives any claims against Lender arising by reason of the fact that the price at which the Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale.

Section 7.7 Further Assurances as to the Collateral

(a)           At any time and from time to time, upon the written request of Lender, and at the sole expense of Borrower, Borrower and the Non-Securitization Subsidiaries that are parties to Joinder Agreements shall each promptly and duly execute and deliver or otherwise authenticate any and all such further instruments and documents and take such further action as is necessary or desirable or that Lender may reasonably require, in order fully to effect the purposes of this Agreement and to protect and preserve the priority and validity of the security interests granted hereunder or to enable Lender to exercise and enforce its rights and remedies hereunder with respect to any Collateral.  Without limiting the generality of the foregoing, such action shall include the filing of any financing or continuation statements or amendments thereto and such other instruments or notices as may be necessary or desirable or as Lender may reasonably request under the provisions of any applicable UCC in effect with respect to the Liens and security interests granted hereby.  With respect to the foregoing and the grant of the security interests hereunder, Borrower, the Non-Securitization Subsidiaries that are parties to Joinder Agreements and the Trustee each hereby authorizes Lender to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral, in all jurisdictions and with all filing offices as are necessary or advisable to perfect the security interests granted to Lender in connection herewith.  Such financing statements may describe the Collateral in the same manner as described in this Agreement or may contain an indication or description of collateral that describes such property in any other manner as has been approved by Borrower or any Non-Securitization Subsidiary that is a party to a Joinder Agreement.  Nothing herein shall be construed as imposing a duty upon Lender to determine the jurisdictions or filing offices in which such filings should be made or to make such filings.  In no event shall Lender be deemed to assume the obligations of Borrower or the Non-Securitization Subsidiaries that are parties to Joinder Agreements under this Section 7.7 (Further Assurances as to the Collateral).

(b)           To the extent that any of the Collateral consists of Negotiable Instruments, Securities or like properties which require the endorsement of Borrower, any of the Non-Securitization Subsidiaries or the Trustee thereon or the specific assignment by Borrower, such Non-Securitization Subsidiary or the Trustee thereof, Borrower, such Non-Securitization Subsidiary or the Trustee, as applicable, agrees to immediately endorse and assign the same to as Lender may direct duly endorsed in blank for transfer or accompanied by an appropriate assignment or assignments or an appropriate undated stock power or powers, in every case sufficient to transfer title thereto.  Furthermore, if any part of the Collateral is at any time evidenced by Goods, Instruments, Money, Tangible Chattel Paper, Certificated Securities or other documents of a character where a security interest therein may be perfected by possession, then Borrower, such Non-Securitization Subsidiary or the Trustee, as applicable, agrees that it shall promptly turn over such Goods, Instruments, Money, Tangible Chattel Paper, Certificated Securities or other documents as Lender may direct.  Without limitation of the foregoing, if Borrower or any Non-Securitization Subsidiary acquires any Retained Securitization Interest following the Closing Date that is (i) a Clearing Corporation Security, Borrower shall cause the relevant Clearing Corporation to continuously credit such Clearing Corporation Security to the securities account of Lender at such Clearing Corporation or (ii) an Uncertificated Security (other than a Clearing Corporation Security), Borrower shall (A) cause Lender to become the registered owner of such Uncertificated Security on the books and records of the issuer thereof and (B) cause such registration to remain effective.

Section 7.8 Lender's Appointment as Attorney-in-Fact

(a)           Borrower, the Non-Securitization Subsidiaries that are parties to Joinder Agreements and the Trustee each hereby irrevocably grants to Lender a power of attorney and appoints Lender as its agent and attorney-in-fact with full authority in the place and stead of Borrower, such Non-Securitization Subsidiary or the Trustee, as applicable, and in the name of Borrower, such Non-Securitization Subsidiary or the Trustee, as applicable, or otherwise (i) to enforce its rights under the related Collateral and to collect all sums from time to time owing to Borrower, such Non-Securitization Subsidiary or the Trustee, as applicable, under any of the related Collateral, (ii) to effect for the account of Borrower, such Non-Securitization Subsidiary or the Trustee, as applicable, from moneys collected by it pursuant to this power of attorney or otherwise, payment of any amounts from time to time owing by it under the Obligations, (iii) to ask for, demand, collect, sue for, recover, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the related Collateral, (iv) to receive, indorse and collect any draft or other instruments, documents and chattel paper, in connection with clause (iii) above, (v) to file any financing or continuation statements or amendments thereto and such other instruments or notices as may be necessary or as Lender may reasonably deem appropriate under the provisions of any applicable UCC in effect with respect to the Liens and security interests granted hereby as provided in Section 7.7 (Further Assurances as to the Collateral) and (vi) to file any claims or take any action or institute any proceedings that Lender may deem necessary or desirable for the collection of any of the related Collateral or otherwise to enforce the rights of Lender with respect to any of the related Collateral; provided, that in no event shall Lender have the right or the power to execute any documents on behalf of Borrower, such Non-Securitization Subsidiary or the Trustee, as applicable (other than the indorsements described in clause (iv) above) or otherwise incur any obligations or liabilities on behalf of Borrower, such Non-Securitization Subsidiary or the Trustee, as applicable.  This power of attorney is irrevocable and is coupled with an interest.  Lender agrees that it shall not take any action pursuant to such power of attorney, as Borrower's, such Non-Securitization Subsidiary's or the Trustee's agent and attorney in fact, except where an Event of Default has occurred and is continuing or the Change of Control Trigger has been triggered.

(b)           Borrower, the Non-Securitization Subsidiaries that are parties to Joinder Agreements and the Trustee each hereby authorizes Lender, at any time and from time to time, following the occurrence of a Event of Default or the Change of Control Trigger, to execute, in connection with a sale or other disposition provided for in this Article VII (Events of Default; Remedies Following Event of Default or Change of Control Trigger), any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral.

Section 7.9 Other Remedies

In addition to the other remedies set forth in this Article VII (Events of Default; Remedies Following Event of Default or Change of Control Trigger), Lender may exercise any such other remedies provided for by the Transaction Documents in accordance with the terms thereof or any other remedies provided by applicable Requirements of Law.

ARTICLE VIII

                     MISCELLANEOUS

Section 8.1 Amendments, Waivers and Consents

No amendment to or waiver of any provision of this Agreement nor consent to any departure by the parties hereto from the provisions of this Agreement, shall in any event be effective unless the same shall be in writing and signed by each of the parties hereto, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that the consent of the Trustee to any amendment to or waiver of any provision of this Agreement or consent to any departure by the parties from the provisions of this Agreement shall require the signature of the Trustee only if such amendment, waiver or consent is to Sections 5.1(b), (c) or (f), Sections 7.4 through 7.8 or Sections 8.1 through 8.4 of this Agreement, and affects the Trustee's rights and obligations hereunder.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 8.2 Assignments and Participations

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby.  The obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns, which shall include successors by operation of law, such as by merger.  Neither Borrower nor the Trustee may assign or otherwise transfer any of its rights or obligations under this Agreement or the other Transaction Documents to which it is a party without the prior written consent of Lender in its sole discretion.  Lender may assign or otherwise transfer any of its rights or obligations under this Agreement and the other Transaction Documents to which it is a party (including all or a portion of its Commitment and the Loans at the time owing to it) to one or more Eligible Assignees without the consent of Borrower or the Trustee; provided, that Lender shall continue to be responsible for the performance of its obligations under the Transaction Documents.  Any purported assignment by Borrower or the Trustee in violation of this Agreement shall be null and void.  Nothing in this Agreement, express or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (b) below, and the Indemnified Persons to the extent provided herein) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Lender may at any time, without the consent of, or notice to, Borrower or the Trustee, sell participations to any Person (other than a natural person or Borrower) (each, a "Participant") in all or a portion of Lender's rights and/or obligations under this Agreement and the other Transaction Documents to which it is a party (including all or a portion of its Commitment and/or the Loans owing to it); provided, that (i) Lender's obligations under this Agreement shall remain unchanged, (ii) Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower and the Trustee shall continue to deal solely and directly with Lender in connection with Lender's rights and obligations under this Agreement.  A Participant shall not be entitled to receive any greater payment under Section 2.13(c) (Increased Costs), 2.14 (Capital Adequacy) or 2.15 (Taxes) than Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower's prior written consent.

Section 8.3 Costs and Expenses

(a) Lender and Borrower shall each bear its own costs and expenses (including, without limitation, all legal, accounting, audit, due diligence and other out-of-pocket expenses) incurred in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which they are a party.  Subject to clause (b) below, Lender and Borrower shall also each pay their own fees and expenses incurred in connection with the exercise of their respective rights and the performance of their respective duties under this Agreement and the other Transaction Documents to which they are a party following the Closing Date.  Borrower shall reimburse the Trustee for the Trustee's reasonable costs and expenses (including, without limitation, all reasonable legal, accounting, audit, due diligence and out-of-pocket expenses) incurred in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.

(b) Borrower agrees to pay or reimburse each of Lender and the Trustee upon demand for all out-of-pocket costs and expenses incurred by Lender or the Trustee following the Closing Date, including reasonable and documented fees and expenses of its attorneys, accountants and auditors, incurred by Lender or the Trustee, as applicable, in connection with any of the following: (i) the creation, perfection or protection of the Liens under any Transaction Document (including any reasonable and documented fees, disbursements and expenses for local counsel in various jurisdictions), (ii) in enforcing any Transaction Document or any security therefor or exercising or enforcing any other right or remedy available by reason of the occurrence of the Change of Control Trigger or an Event of Default, (iii) during the continuance of any Event of Default, in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a "work-out" or in any insolvency or bankruptcy proceeding, (iv) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding related to or arising out of the transactions contemplated hereby or by any other Transaction Document or (v) in taking any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) described in clause (ii), (iii) or (iv) above.

Section 8.4 Indemnities

(a) Borrower hereby agrees to indemnify and hold harmless Lender, the Trustee, their respective Affiliates, and the officers, directors, managers, members, employees, representatives and agents of Lender, the Trustee and their respective Affiliates (each such Person, an "Indemnified Person" and collectively, the "Indemnified Persons") on demand from and against any and all claims, damages, liabilities, obligations, losses, penalties, actions, judgments, suits or reasonable costs, expenses and disbursements of any kind (including reasonable fees and disbursements of legal counsel) in any way related to the transactions contemplated by the Transaction Documents (collectively, "Indemnified Amounts"); provided, that Borrower shall not have any obligations pursuant to this clause (a) relating to any Indemnified Amounts resulting solely from the gross negligence, willful misconduct or bad faith of an Indemnified Person.

(b) Borrower, at the request of any Indemnified Person, shall have the obligation to defend against any indemnifiable matter contemplated in clause (a) above, and Borrower, in any event, may participate in the defense thereof with legal counsel of Borrower's choice.  In the event that such Indemnified Person requests Borrower to defend against any indemnifiable matter contemplated in clause (a) above, Borrower shall promptly do so and such Indemnified Person shall have the right to have legal counsel of its choice participate in such defense.  No action taken by legal counsel chosen by such Indemnified Person in defending against any such indemnifiable matter, shall vitiate or in any way impair Borrower's obligation and duty hereunder to indemnify and hold harmless such Indemnified Person.

Borrower agrees that any indemnification or other protection provided to any Indemnified Person pursuant to this Section 8.4 (Indemnities) shall (i) survive payment in full of the Loans and (ii) inure to the benefit of any Person that was at any time an Indemnified Person under this Agreement or any other Transaction Document.

Section 8.5 Confidentiality

Lender hereby agrees to use all reasonable efforts to keep information obtained by it pursuant hereto and the other Transaction Documents confidential in accordance with Lender's customary practices and agrees that it shall only use such information in connection with the transactions contemplated by this Agreement and such other Transaction Documents and not disclose any such information other than (a) to Lender's officers, employees, attorneys, accountants and agents as required in order to conduct its business and exercise its rights and perform its obligations under this Agreement and such other Transaction Documents; provided, that such officers, employees, attorneys, accountants and agents are advised of the confidential nature of such information, (b) to the extent such information presently is or hereafter becomes available to Lender on a non-confidential basis from a source other than Borrower or its Subsidiaries, (c) to the extent disclosure is required by law, regulation or judicial order or requested or required by bank regulators or auditors, (d) to current or prospective assignees and Participants pursuant to Section 8.2 (Assignments and Participations) and to their respective legal or financial advisors, in each case and to the extent such assignees, participants, grantees or counterparties agree to be bound by, and to cause their advisors to comply with, the provisions of this Section 8.5 (Confidentiality) or (e) with the prior written consent of Borrower.  Notwithstanding any other provision in this Agreement, Borrower hereby agrees that Lender (and each of its officers, directors, employees, accountants, attorneys and other advisors) may disclose to any and all Persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to it relating to such U.S. tax treatment and U.S. tax structure.

Section 8.6 Relationship of Parties

Nothing contained in this Agreement or the other Transaction Documents shall establish any fiduciary, partnership, joint venture or similar relationship between or among the parties hereto except to the extent otherwise expressly stated herein or therein.

Section 8.7 Limitation of Liability

Borrower hereby agrees that neither Lender nor any other Indemnified Person shall have any liability (whether in contract, tort or otherwise) to Borrower, Borrower's affiliates or any of their respective equity holders or creditors for or in connection with the transactions contemplated hereby and in the other Transaction Documents except, in the case of Lender, to the extent such liability results primarily from Lender's gross negligence, bad faith or willful misconduct or a breach by Lender of Lender's obligations under this Agreement. Without limitation of the foregoing, in no event, shall Lender or any other Indemnified Person be liable to Borrower or such other Persons on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings).  Borrower hereby waives, releases and agrees (on behalf of itself and its Affiliates) not to sue Lender or any other Indemnified Person, including, without limitation, not to sue Lender or any other Indemnified Person upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 8.8 Right of Set-off

Upon the occurrence and during the continuance of any Event of Default, Lender and each Affiliate of a Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by Requirements of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by Lender to or for the credit or the account of Borrower against any and all of the Obligations now or hereafter existing whether or not Lender shall have made any demand under this Agreement or any other Transaction Document and even though such Obligations may be unmatured.  Lender agrees promptly to notify Borrower after any such set-off and application made by Lender or its Affiliates; provided, that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of Lender under this Section 8.8 (Right of Set-off) are in addition to the other rights and remedies (including other rights of set-off) that Lender may have under all Requirements of Law.

Section 8.9 Notices, Etc.

(a) Addresses for Notices.  All notices, demands, requests, consents and other communications provided for in this Agreement shall be given in writing, or by any telecommunication device capable of creating a written record (including electronic mail) and addressed to the party to be notified at their respective addresses set forth in Schedule VII (Addresses for Notices and Wiring Instructions).  The parties hereto may change their respective addresses for notices from time to time by written notice to the other party hereto subject to written acknowledgment of receipt by the other party hereto

(b) Effectiveness of Notices.  All notices, demands, requests, consents and other communications described in clause (a) above shall be effective (i) if delivered by hand, including any overnight courier service, upon personal delivery, (ii) if delivered by mail, when received in the mails and (iii) if delivered by electronic mail or any other telecommunications device, when transmitted to an electronic mail address (or by another means of electronic delivery) as provided in clause (a) above.

Section 8.10 No Waiver; Remedies

No failure on the part of Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 8.11 Governing Law

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 8.12 Submission to Jurisdiction; Service of Process

(a) Any legal action or proceeding with respect to this Agreement or any other Transaction Document may be brought in the courts of the State of New York located in the City of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, Borrower hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts.  The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

(b) Nothing contained in this Section 8.12 (Submission to Jurisdiction; Service of Process)  shall affect the right of Lender to serve process in any other manner permitted by law or commence legal proceedings or otherwise proceed against Borrower in any other jurisdiction.

Section 8.13 Waiver of Jury Trial

EACH OF THE PARTIES HERETO HEREBY EXPRESSLY AND IRREVOCABLY RELEASES, WAIVES AND RELINQUISHES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY CLAIM, DEMAND, ACTION, SUIT, PROCEEDING OR CAUSE OF ACTION IN WHICH ANY OF THEM ARE PARTIES, WHICH IN ANY WAY (DIRECTLY OR INDIRECTLY) ARISES OUT OF, RESULTS FROM OR RELATES TO ANY OF THE FOLLOWING, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER BASED ON CONTRACT OR TORT OR ANY OTHER LEGAL BASIS:  (I) THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS TO WHICH IT IS A PARTY; (II) ANY PAST, PRESENT OR FUTURE ACT, OMISSION, CONDUCT OR ACTIVITY WITH RESPECT TO THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS TO WHICH IT IS A PARTY; (III) ANY TRANSACTION, EVENT OR OCCURRENCE CONTEMPLATED BY THIS AGREEMENT; (IV) THE PERFORMANCE OF ANY OBLIGATION OR THE EXERCISE OF ANY RIGHT UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS TO WHICH IT IS A PARTY; AND (V) THE ENFORCEMENT OF THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS TO WHICH IT IS A PARTY.  EACH OF THE PARTIES HERETO HEREBY FURTHER AGREES THAT THIS AGREEMENT CONSTITUTES ITS WRITTEN CONSENT THAT TRIAL BY JURY SHALL BE WAIVED IN ANY SUCH CLAIM, DEMAND, ACTION, SUIT, PROCEEDING OR OTHER CAUSE OF ACTION AND AGREES THAT EACH OF THEM SHALL HAVE THE RIGHT AT ANY TIME TO FILE THIS AGREEMENT WITH THE CLERK OR JUDGE OF ANY COURT IN WHICH ANY SUCH CLAIM, DEMAND, ACTION, SUIT, PROCEEDING OR OTHER CAUSE OF ACTION MAY BE PENDING AS WRITTEN CONSENT TO WAIVER OF TRIAL BY JURY.

Section 8.14 Marshaling; Payments Set Aside

Lender shall be under no obligation to marshal any assets in favor of Borrower or any other party or against or in payment of any or all of the Obligations.  To the extent that Borrower makes a payment or payments to Lender, Lenders or the Issuers or any such Person receives payment from the proceeds of the Collateral or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, right and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 8.15 Entire Agreement

This Agreement, together with the other Transaction Documents and all certificates and documents delivered hereunder or thereunder, embodies the entire agreement of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof.  In the event of any conflict between the terms of this Agreement and any other Transaction Document, the terms of this Agreement shall govern.

Section 8.16 Severability

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 8.17 Patriot Act Notice

Lender hereby notifies Borrower that, pursuant to Section 326 of the USA Patriot Act of 2001 (31 U.S.C. 5318 et seq.), as currently amended (the "Patriot Act"), it is required to obtain, verify and record information that identifies Borrower, including the name and address of Borrower and other information that shall allow Lender to identify Borrower in accordance with the Patriot Act.

Section 8.18 Section Titles

The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto, except when used to reference a section.  Any reference to the number of a clause, sub-clause or subsection hereof immediately followed by a reference in parenthesis to the title of the Section containing such clause, sub-clause or subsection is a reference to such clause, sub-clause or subsection and not to the entire Section; provided, however, that, in case of direct conflict between the reference to the title and the reference to the number of such Section, the reference to the title shall govern absent manifest error.

Section 8.19 Execution in Counterparts

This Agreement may be executed in any number of counterparts and by different parties in separate counterparts (including by facsimile, electronic mail or other means of electronic communication), each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 8.20 Concerning the Trustee

(a) Notwithstanding anything contained herein to the contrary, it is expressly understood and agreed by the parties hereto that in signing this Agreement as the Trustee, Citibank is signing this Agreement not in its individual capacity or personally but solely in its capacity as the Trustee for Borrower, in the exercise of the powers and authority conferred and vested in it as the Trustee under the Trust Agreement, and in no event shall Citibank in signing this Agreement as the Trustee have any liability in its individual capacity for the representations, warranties, covenants, agreements or other Obligations of Borrower, any Non-Securitization Subsidiary that is a party to a Joinder Agreement or any other Person under this Agreement or in any of the certificates, reports, documents, data, notices or agreements delivered pursuant hereto, as to all of which recourse shall be had solely to Borrower and the Non-Securitization Subsidiaries that are parties to Joinder Agreements in accordance with the terms hereof.  All Persons having any claim against Borrower or any Non-Securitization Subsidiary that is a party to a Joinder Agreement by reason of the transactions contemplated by this Agreement shall look only to Borrower and the Non-Securitization Subsidiaries for payment or satisfaction thereof.

(b)           The Trustee makes no representations or warranties as to nor assumes any responsibility for the correctness of the recitals contained herein, and the Trustee shall not be responsible or accountable in any way whatsoever for or with respect to the validity, execution or sufficiency of this Agreement and makes no representation with respect thereto.  In entering into this Agreement, the Trustee shall be entitled to the benefit of every provision of the Trust Agreement relating to the rights, exculpations or conduct of, affecting the liability of or otherwise affording protection to the Trustee.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

THE STUDENT LOAN CORPORATION, as Borrower

By:	/s/ Michael J. Reardon
Name: Michael J. Reardon
Title: Chief Executive Officer

CITIBANK, N.A., as Lender

By:	/s/ Jeff Cady
Name: Jeff Cady
Title: Managing Director

SOLELY FOR PURPOSES OF SECTIONS 5.1(b), (c) AND (f), SECTIONS 7.4 THROUGH 7.8 AND SECTIONS 8.1 THROUGH 8.4:

CITIBANK, N.A., not in its individual capacity, but solely in its capacity as the Trustee

By:	/s/ Valerie Delgado
Name: Valerie Delgado
Title: Vice President

SCHEDULE I

Schedule of Grandfathered Loans

Trade ID	Desk	Input Date	Value Date	Mat Date	PrevResetDate	NextResetDate	Notional	Index	Term	Index Rate	Spread	Note Rate
1181124ZE	TRADING	11/12/2009	11/12/2009	1/29/2010	11/12/2009	1/29/2010	600,000,000	FIXED		0.26300	0.25000	0.51300
826000NA	TRADING	5/31/2005	7/1/2005	7/1/2010	1/4/2010	4/1/2010	1,000,000,000	FORM		2.90000	0	2.90000
825578NA	TRADING	5/27/2005	7/1/2005	7/1/2010	1/4/2010	4/1/2010	1,000,000,000	FORM		2.90250	0	2.90250
1102020ZE	SSB	8/1/2008	8/8/2008	8/9/2010	11/9/2009	2/8/2010	737,000,000	LIBOR	3M	0.27531	1.74000	2.01531
1102021ZE	SSB	8/1/2008	8/15/2008	8/16/2010	11/16/2009	2/16/2010	737,000,000	LIBOR	3M	0.27250	1.74000	2.01250
1104550ZE	SSB	8/20/2008	8/22/2008	8/23/2010	11/23/2009	2/22/2010	737,000,000	LIBOR	3M	0.26656	1.79000	2.05656
1082210ZE	TRADING	4/1/2008	4/1/2008	4/1/2011	1/4/2010	4/1/2010	850,000,000	LIBOR	3M	0.25063	2.46000	2.71063
1105543ZE	SSB	8/27/2008	8/29/2008	8/29/2011	11/30/2009	2/26/2010	741,000,000	LIBOR	3M	0.25438	2.13000	2.38438
1082211ZE	TRADING	4/1/2008	4/1/2008	4/2/2012	1/4/2010	4/1/2010	850,000,000	LIBOR	3M	0.25063	2.51000	2.76063
1082212ZE	TRADING	4/1/2008	4/1/2008	4/1/2013	1/4/2010	4/1/2010	850,000,000	LIBOR	3M	0.25063	2.57000	2.82063
826883NA	TRADING	6/2/2005	7/1/2005	7/1/2015	1/4/2010	4/1/2010	1,000,000,000	FORM		2.81500	0	2.81500
1030124NA	TRADING	8/16/2007	9/19/2007	9/19/2016	9/19/2007	9/19/2016	100,000,000	FIXED		5.39300	0	5.39300

S-I-

SCHEDULE II

Permitted Liens

Number	Initial Filing Number	Filing Date	Jurisdiction	Secured Party

1	43361567	11/30/04	Delaware	Wachovia Bank, National Association
2	51958678	6/24/05	Delaware	Wachovia Bank, National Association
3	53025898	9/29/05	Delaware	Wachovia Bank, National Association
4	60148742	1/13/06	Delaware	Wachovia Bank, National Association
5	62259406	6/29/06	Delaware	U.S. Bank National Association
6	63477221	10/06/06	Delaware	U.S. Bank National Association
7	64465092	12/20/06	Delaware	U.S. Bank National Association
8	72505120	7/02/07	Delaware	U.S. Bank National Association
9	74483110	11/27/07	Delaware	U.S. Bank National Association
10	81093788	3/28/08	Delaware	U.S. Bank National Association
11	82198255	6/26/08	Delaware	U.S. Bank National Association
12	90588084	2/23/09	Delaware	U.S. Bank National Association
13	91544656	5/14/09	Delaware	Straight A Funding LLC/The Bank of New York Mellon
14	92462395	7/31/09	Delaware	U.S. Bank National Association
15	92608203	8/13/09	Delaware	U.S. Bank National Association
16	94106404	12/22/09	Delaware	U.S. Bank National Association

S-II-

SCHEDULE III

Schedule of Borrower's Accounts

Account Number	Financial Institution	Description

4069-5855	Citibank, N.A.	SLC Main Checking Account

3854-0459	Citibank, N.A.	SLC CBNA as ELT Controlled Distribution Account

3073-0186	Citibank, N.A.	SLC OCMO Funding Account

3876-2887	Citibank, N.A.	SLC OCMO Controlled Disbursement Account

S-III-

SCHEDULE IV

Schedule of Servicing Agreements

	Party	Agreement	Date
1	Citibank (South Dakota), N.A.	Amended and Restated Agreement for Education Loan Servicing, as amended	1/1/2008
2	Citibank (South Dakota), N.A.	Intra-Citi Service Agreement	1/1/2009
3	Citibank, N.A.	Loan Servicing Agreement, as amended	4/15/1997
4	Citibank, N.A.	Service Agreement	1/14/2005
5	Citibank, N.A.	Automated Collection Services Agreement	5/1/2001
6	Affiliated Computer Services	Origination and Servicing Agreement	11/1/1999
7	American Education Services/Pennsylvania Higher Education Assistance Authority	Servicing Agreement	3/24/2006
8	American Education Services/Pennsylvania Higher Education Assistance Authority	Origination and Disbursement Services Agreement	3/24/2006
9	American Student Assistance a/k/a Massachusetts Higher Education Assistance Corporation	Lender Agreement for Full Service Package	5/6/2005
10	Educational Credit Management Corporation	Disbursement Services Agreement, as amended	11/6/2001
11	Educational Credit Management Corporation	PLUS Credit Check Services Agreement	5/11/2007
12	ELM Resources	National Disbursement Network Lender Agreement	8/13/2002
13	Great Lakes Higher Education Corporation	Student Loan Origination and Servicing Agreement, as amended	5/29/2008
14	Kentucky Higher Education Assistance Authority	Loan Origination and Disbursement Services Agreement	5/14/2003
15	New York Higher Education Service Corporation	Plus Credit Check Services Agreement	6/7/2005
16	New York Higher Education Service Corporation	EFT Services Agreement	9/20/2005
17	Sallie Mae, Inc.	Disbursement Services Agreement	4/1/2006
18	Sallie Mae/USA Group	Master Group Loan Servicing	3/1/2000
19	Texas Guaranteed Student Loan Corporation	Disbursement Agent Agreement	7/13/2005

Program	Agreement	Date
Straight-A Funding LLC (Conduit Program)		May 14, 2009
Servicing Agreement (Master Servicing)
Supplemental Servicing Agreement (Master Servicing)
Servicing Agreement (Sub-Servicing)
Supplemental Servicing Agreement (Sub-Servicing)

US DOE 2009-2010 Loan Participation Purchase Program		October 14, 2009
Custodian Agreement
Servicing Agreement

Servicing Agreement and Sub-servicing Agreement for each of the following Securitization Vehicles:
SLC Student Loan Trust 2004-1
SLC Student Loan Trust 2005-1
SLC Student Loan Trust 2005-2
SLC Student Loan Trust 2005-3
SLC Student Loan Trust 2006-1
SLC Student Loan Trust 2006-2
SLC Student Loan Trust 2006-A
SLC Student Loan Trust 2007-1
SLC Student Loan Trust 2007-2
SLC Student Loan Trust 2008-1
SLC Student Loan Trust 2008-2
SLC Student Loan Trust 2009-1
SLC Student Loan Trust 2009-2
SLC Student Loan Trust 2009-3
SLC Student Loan Trust 2009-A

S-IV-

SCHEDULE V

Schedule of Retained Securitization Interests

Residual Interests in Securitization Vehicles:
SLC Student Loan Trust 2004-1, Trust Certificate No. 2, 100% Beneficial Interest
SLC Student Loan Trust 2005-1, Trust Certificate No. 2, 100% Beneficial Interest
SLC Student Loan Trust 2005-2, Trust Certificate No. 2, 100% Beneficial Interest
SLC Student Loan Trust 2005-3, Trust Certificate No. 2, 100% Beneficial Interest
SLC Student Loan Trust 2006-1, Trust Certificate No. 2, 100% Beneficial Interest
SLC Student Loan Trust 2006-2, Trust Certificate No. 2, 100% Beneficial Interest
SLC Student Loan Trust 2006-A, Trust Certificate No. 2, 100% Beneficial Interest
SLC Student Loan Trust 2007-1, Trust Certificate No. 2, 100% Beneficial Interest
SLC Student Loan Trust 2007-2, Trust Certificate No. 2, 100% Beneficial Interest
SLC Student Loan Trust 2008-1, Trust Certificate No. 2, 100% Beneficial Interest
SLC Student Loan Trust 2008-2, Trust Certificate No. 2, 100% Beneficial Interest
SLC Student Loan Trust 2009-1, Trust Certificate No. 2, 100% Beneficial Interest
SLC Student Loan Trust 2009-2, Trust Certificate No. 2, 100% Beneficial Interest
SLC Student Loan Trust 2009-3, Trust Certificate No. 1, 100% Beneficial Interest
SLC Student Loan Trust 2009-A, Trust Certificate No. 2, 100% Beneficial Interest

Rated Securities Issued by Securitization Vehicles:
SLC Student Loan Trust 2007-2, Asset-Backed Student Loan Note, Class B
$25,000,000, CUSIP: 784422AD9
SLC Student Loan Trust 2008-1, Asset-Backed Student Loan Note, Class B
$57,345,000, CUSIP: 78444LAE3

U.S. Department of Education’s Participation Program, Class B Participation Interests:
Class B Participation Certificate, dated November 10, 2009

S-V-

SCHEDULE VI

Cash Management System

No.	Party	Address	Agreement	Date
1	Citibank (South Dakota), N.A.	701 East 60th Street, North, Sioux Falls, SD 57104	Amended and Restated Agreement for Education Loan Servicing, as amended	1/1/2008
2	Citibank (South Dakota), N.A.	701 East 60th Street, North, Sioux Falls, SD 57104	Intra-Citi Service Agreement	1/1/2009
3	Citibank, N.A.	99 Garnsey Road Pittsford, NY 14534	Loan Servicing Agreement, as amended	4/15/1997
4	Citibank, N.A.	99 Garnsey Road Pittsford, NY 14534	Continuing Loan Purchase Agreement, as amended	4/15/1997
5	Citibank, N.A.	909 Third Avenue New York, NY 10022	Service Agreement	1/14/2005
6	Citibank, N.A.	70 Corporate Drive Hauppauge, NY 11788	Automated Collection Services Agreement	5/1/2001
7	Citibank, N.A.	399 Park Avenue New York, NY 10043	Tax Agreement	12/22/1992
8	Citibank, N.A.	111 Wall Street New York, NY 10005	Direct Deposit Services	6/13/1995 & 1/8/1990
9	Citibank, N.A., Citicorp, N.A., Citigroup Management Corp.	399 Park Avenue New York, NY 10043	Intra-Group Service Contract	12/1/2005
10	Citibank, N.A.	909 Park Avenue New York, NY 10022	Intra-Group Service Contract	3/12/2008
11	Affiliated Computer Services	ACS Education Services 2277 East 220th Street Long Beach, CA 90810-1696	Origination and Servicing Agreement	11/1/1999
12	American Education Services/Pennsylvania Higher Education Assistance Authority (AES/PHEAA/PA)	1200 N 7th Street Harrisburg, PA 17102-1444	Servicing Agreement	3/24/2006
13	American Education Services/Pennsylvania Higher Education Assistance Authority (AES/PHEAA/PA)	1200 N 7th Street Harrisburg, PA 17102-1444	Origination and Disbursement Services Agreement	3/24/2006
14	American Student Assistance a/k/a Massachusetts Higher Education Assistance Corporation (ASA/MA)	100 Cambridge Street Boston, MA 02114	Lender Agreement for Full Service Package	5/6/2005

S-V1-1

Cash Management System (cont’d)
No.	Party	Address	Agreement	Date
15	Educational Credit Management Corporation (ECMC/VA, OR))	1 Imation Place Building 2 Oakdale, MN 55128	Disbursement Services Agreement, as amended	11/6/2001
16	ELM Resources	ELM NDN Manager NDN Administrator 3015 South Parker Road, Suite 400 Aurora, CO 80014	National Disbursement Network Lender Agreement	8/13/2002
17	Great Lakes Higher Education Corporation (GLHEC/GL)	2401 International Lane Madison, WI 53704	Student Loan Origination and Servicing Agreement, as amended	5/29/2008
18	Kentucky Higher Education Assistance Authority (KHEAA/KY)	100 Airport Road Frankfort, KY 40601	Loan Origination and Disbursement Services Agreement	5/14/2003
19	New York Higher Education Service Corporation (NYSHESC/NY)	99 Washington Avenue Albany, NY 12255	EFT Services Agreement	9/20/2005
20	Sallie Mae, Inc.	11100 USA Parkway Fishers, IN 46037	Disbursement Services Agreement	4/1/2006
21	Sallie Mae/USA Group	11100 USA Parkway Fishers, IN 46037	Master Group Loan Servicing	3/1/2000
22	Texas Guaranteed Student Loan Corporation (TGSLC/TX)	P.O. Box 83100 Round Rock, TX 78683	Disbursement Agent Agreement	7/13/2005

Name/Address	Straight-A Funding LLC Conduit Program Agreements	Date
The Bank of New York Mellon Trust Company, N.A. Attn: Brett Conners 10161 Centurion Parkway Jacksonville, FL 32256	Servicing Agreement (Master Servicing)	5/14/2009
	Supplemental Servicing Agreement (Master Servicing)	5/14/2009
	Servicing Agreement (Sub-Servicing)	5/14/2009
	Supplemental Servicing Agreement (Sub-Servicing)	5/14/2009

Name/Address	US DOE 2009-2010 Loan Participation Purchase Program Agreements	Date
The Bank of New York Mellon Trust Company, N.A. Attn: Brett Conners 10161 Centurion Parkway Jacksonville, FL 32256	Custodian Agreement	10/14/2009
	Servicing Agreement	10/14/2009

Name/Address	Servicing Agreement and Sub-servicing Agreement for each of the following Securitization Vehicles:
Citibank (South Dakota), N.A. 701 East 60th Street, North, Sioux Falls, SD 57104	SLC Student Loan Trust 2004-1
SLC Student Loan Trust 2005-1
SLC Student Loan Trust 2005-2
SLC Student Loan Trust 2005-3
SLC Student Loan Trust 2006-1
SLC Student Loan Trust 2006-2
SLC Student Loan Trust 2006-A
SLC Student Loan Trust 2007-1
SLC Student Loan Trust 2007-2
SLC Student Loan Trust 2008-1
SLC Student Loan Trust 2008-2
SLC Student Loan Trust 2009-1
SLC Student Loan Trust 2009-2
SLC Student Loan Trust 2009-3
SLC Student Loan Trust 2009-A

Schedule of Guarantors

NO.	NAME OF GUARANTOR (State of Authority/ Abbreviation)	ADDRESS	AGREEMENT
1	American Student Assistance (MA/ASA)	100 Cambridge Street Boston, MA 02114	Loan Guarantee Agreement (10.04.2000)
2	Bureau of Student Financial Assistance (FL/BSFA)	1940 Monroe Street Tallahassee, FL 32303-4759	Guaranty Agreement, Federal Reinsurance Agreement, Supplemental Guaranty Agreement (03.04.1978) Participation Agreement (03.03.1998)
3	California Student Aid Commission (CA/CSAC-Edfund)	3300 Zinfandel Drive Rancho Cordova, CA 95670	Loan Guaranty Agreement (05.31.2005)
4	College Assist (CO)	999 18 Street Denver, CO 80202	Lender Participation Agreement (06.20.2008)

S-V1-2

Schedule of Guarantors (cont’d)

NO.	NAME OF GUARANTOR (State of Authority/ Abbreviation)	ADDRESS	AGREEMENT
5	Connecticut Student Loan Foundation (CT/CSLF)	c/o ECMC 1 Imation Place - Building 2 Oakdale, MN 55128	Lender Participation Agreement FFELProgram (08.03.2000)
6	Education Assistance Corporation (SD/EAC)	115 1st Ave SW Aberdeen, SD 57401	Lender Agreement (07.19.2000)
7	Educational Credit Management Corporation (VA/ECMC)	ECMC 1 Imation Place - Building 2 Oakdale, MN 55128	Guaranty Agreement (01.09.2002)
8	Finance Authority of Maine (ME/FAME)	c/o Sallie Mae Servicing 11100 USA Parkway Fishers, IN 46037	Guaranty Agreement (12.31.2002) Guaranty Agreement Addendum (03.05.2003)
9	Georgia Higher Education Assistance (GA/GHEAC)	2082 E. Exchange Place Tucker, GA 30084	Loan Guaranty (04.01.2003) Amendment No. 1 to Guaranty Agreement (12.16.2005) Amendment No. 2 to Guaranty Agreement (06.26.2006) Amendment No. 3 to Guaranty Agreement (12.31.2006)
10	Great Lakes Higher Education Guaranty Corporation (WI/Great Lakes)	2401 International Lane Madison, WI 53704	Great Lakes Loan Guaranty Agreement (10.22.2004)
11	Illinois Student Assistance Commission (IL/ISAC)	1755 Lake Cook Road Deerfield, IL 60015-5209	Blanket Certificate of Loan Guaranty (10.25.2001)
12	Iowa College Student Aid Commission (IA/ICAC)	c/o Sallie Mae Servicing 11100 USA Parkway Fishers, IN 46037	Guarantee Loan Agreement (04.14.2003) Plus-SLS Loan Guarantee Agreement (04.14.2003)
13	Kentucky Higher Education Assistance Authority (KY/KHEAA)	100 Airport Road Frankfort, KY 40601	Lender Participation Agreement (03-05-03) and Addendum (05-13-2003)
14	Louisiana Student Financial Assistance Commission (LA/LOFSA)	c/o Sallie Mae Servicing 11100 USA Parkway Fishers, IN 46037	Guarantor Participation Agreement (12.31.2002)
15	Michigan Guaranty Agency (MI/MGA)	c/o Sallie Mae Servicing 11100 USA Parkway Fishers, IN 46037	Guarantee Agreement (02.08.2000)

S-V1-3

Schedule of Guarantors (cont’d)

16	Missouri Department of Higher Education (MO/MDHE)	c/o ASA 100 Cambridge Street Boston, MA 02114	Guarantee Agreement (06.28.2000)
17	Montana Guaranteed Student Loan Program (MT/MGSLP)	2500 Broadway Helena, MT 59601	Guarantee Agreement (06.20.2008)
18	National Student Loan Program (NE/NSLP)	1300 O Street Lincoln, NE 68508	Guaranty and Consolidation Agreement (12.10.2001)
19	New Jersey Higher Education Student Assistance Authority (NJ/NJHESAA)	4 Quakerbridge Plaza Trenton, NJ 08625	Guaranty Agreement (08.17.1995)
20	New Mexico Student Loan Guarantee Corporation (NM)	7400 Tiburon NE Abuquerque, NM 87109	Lender Participation Agreement (06.03.2008)
21	New York State Higher Education Services Corporation (NY/NYSHESC)	99 Washington Avenue Albany, NY 12255	Guarantee Agreement (10.05.1995)
22	Northwest Education Loan Association (WA/NELA)	c/o Sallie Mae Servicing 11100 USA Parkway Fishers, IN 46037	Guarantee Loan Agreement (07.17.2005) Federal Reinsurance Agreement (07.16.1979)
23	Oklahoma Guaranteed Student Loan Program (OK/OGSLP)	c/o Sallie Mae Servicing 11100 USA Parkway Fishers, IN 46037	Guarantee Agreement (12.31.2002) Consolidation Loan Guarantee Agreement (12.31.2002)
24	Pennsylvania Higher Education Assistance Association (PA/PHEAA)	1200 N 7th Street Harrisburg, PA 17102-1444	Guaranty Agreement (07.08.2008)
25	Rhode Island Higher Education Assistance Authority (RI/RIHEAA)	c/o Sallie Mae Servicing 11100 USA Parkway Fishers, IN 46037	Loan Guarantee Agreement (12.31.2002)
26	Student Loan Guarantee Foundation of Arkansas (AR/SLGFA)	219 South Victory Street Little Rock, AK 72201	Guarantee Loans (03.06.2003)
27	Tennessee Student Assistance Corporation (TN/TSAC)	404 James Robinson Parkway - Suite 1950 Parkway Towers Nashville, TN 37243	Guarantee Agreement for Federal Stafford Loans (02.05.2002) Guarantee Agreement for PLUS (02.05.2002)
28	Texas Guaranteed Student Loan Corporation (TX/TGSLC)	P.O. Box 83100 Round Rock, TX 78683	Lender Participation Agreement (08.10.2004)
29	United Student Aid Funds, Inc. (USAF)	c/o Sallie Mae Servicing 11100 USA Parkway Fishers, IN 46037	Master Loan Agreement (03.01.2000)

S-V1-4

SCHEDULE VII

Addresses for Notices and Wiring Instructions

Lender's address for notices is as follows:

Citibank, N.A.
750 Washington Boulevard (8th Floor)
Stamford, CT 06901-3702
Attention: Gina Losito
Telephone No.:  (203) 975-6420
Facsimile No.:  (914) 220-3827
Electronic mail:  gina.losito@citi.com

with copies to:

Citibank, N.A.
750 Washington Boulevard (8th Floor)
Stamford, CT 06901-3702
Attention:  Bob Kohl
Telephone No.:  (203) 975-6383
Facsimile No.:  (914) 274-9038
Electronic mail:  robert.kohl@citi.com; and

Citibank, N.A.
750 Washington Boulevard (8th Floor)
Stamford, CT 06901-3702
Attention: Madelyn Arroyo
Telephone No.:  (203) 975-6384
Facsimile No.:  (914) 274-9039
Electronic mail:  madelyn.arroyo@citi.com

Borrower's address for notices is as follows:

The Student Loan Corporation
750 Washington Boulevard
Stamford, CT 06901-3702
Attention: Bradley D. Svalberg
Telephone No.:  (203) 975-6292
Facsimile No.:  (203) 975-6299
Electronic mail:  bradley.d.svalberg@citi.com

with copies to:

The Student Loan Corporation
750 Washington Boulevard
Stamford, CT 06901-3702
Attention: Christine Y. Homer, General Counsel
Telephone No.:  (203) 975-6292
Facsimile No.:  (203) 975-6148
Electronic mail:  homerc@citi.com; and

The Student Loan Corporation
750 Washington Boulevard
Stamford, CT 06901-3702
Attention: Scot Parnell, Chief Financial Officer
Telephone No.:  (203) 975-6104
Facsimile No.:  (203) 975-6148
Electronic mail:  scot.parnell@citi.com

The Trustee's address for notices is as follows:

Citibank N.A.
388 Greenwich Street, 14th Floor
New York, NY 10013
Attn: SLC Trust - Credit Agreement

Lender's wiring instructions are as follows:

Bank Name:     Citibank, N.A.
ABA No.:        021000089
Account No.:    3885-8117
BNF Name:       Citibank Concentration Account
BNF Address:    750 Washington Blvd Stamford, Ct
Ref:                   Student Loan Corporation

Borrower's wiring instructions are as follows:

Bank Name:                      Citibank, N.A.
ABA No.:                      021000089
Account No:                      4069-5855
BNF Name:                      The Student Loan Corporation
BNF Address:                                750 Washington Boulevard
Stamford, CT 06901-3702
Ref:                      Omnibus Borrowing

S-VII-

EXHIBIT A
Form of Borrowing Request

[DATE]
Citibank, N.A.
388 Greenwich Street, 20th Floor
New York, New York 10013
Attention:
Telephone No.:
Facsimile No.:
Electronic mail:

with a copy to:

Citibank, N.A.
388 Greenwich Street, 20th Floor
New York, New York 10013
Attention:
Telephone No.:
Facsimile No.:
Electronic mail:

Re:  Borrowing Request

Reference is hereby made to the Credit Agreement, dated as of January 29, 2010 (as the same may be amended or otherwise modified from time to time, the "Agreement"), by and among The Student Loan Corporation, as borrower ("Borrower"), Citibank, N.A., as lender ("Lender"), and the other parties identified therein, relating to the revolving credit facility provided to Borrower by Lender.  Capitalized terms used and not otherwise defined herein shall have the meanings set forth or incorporated by reference in the Agreement.

Pursuant to Section 2.2(a) (Borrowing Procedures) of the Agreement, Borrower hereby requests a Borrowing in the amount of $___________ to be funded on __________, 2010.

The Borrowing will be allocated among the three Types of Revolving Loans set forth below as follows:

1.           $___________ for funding under FFELP Loan Funding.

2.           $___________ for funding under Private Loan Funding.

3.           $___________ for funding under Illiquid Asset Funding.

Borrower hereby represents and warrants that the Borrowing under each Type of Revolving Loan set forth above does not exceed the remaining undrawn portion of the Commitment allocable to such Type of Revolving Loan.

Borrower hereby further represents and warrants that the conditions to the Borrowing set forth in Section 3.2 (Conditions Precedent to Each Borrowing) of the Agreement shall be satisfied as of the date of the Borrowing.

Borrower has delivered to Lender the month-end computer tape containing information on additional Student Loans, if any, proposed to be funded by the Borrowing if so required pursuant to Section 2.2(a) (Borrowing Procedures) of the Agreement.

Truly yours,

THE STUDENT LOAN CORPORATION, as Borrower

By:	/s/
Name
Title

EXHIBIT B

Form of Monthly Report

See Following Pages

Omnibus Monthly Reporting

THE STUDENT LOAN CORPORATION
CONSOLIDATED BALANCE SHEET
(Dollars in thousands, except per share amounts)

MONTH
2010
ASSETS
Federally insured student loans	$ XX,XXX,XXX
Private education loans	X,XXX,XXX
Deferred origination and premium costs	XXX,XXX
Allowance for loan losses	(XXX,XXX)
Student loans, net	XX,XXX,XXX
Other loans and lines of credit	X,XXX
Loans held for sale	X,XXX,XXX
Cash	XX,XXX
Residual interests in securitized loans	XXX,XXX
Other assets	X,XXX,XXX

Total Assets	$ XX,XXX,XXX

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term borrowings payable to principal stockholder	$ X,XXX,XXX
Short-term secured borrowings from DOE participation	X,XXX,XXX
Long-term borrowings payable to principal stockholder	X,XXX,XXX
Long-term secured borrowings from securitizations	XX,XXX,XXX
Deferred income taxes	XXX,XXX
Other liabilities	XXX,XXX

Total Liabilities	XX,XXX,XXX

Common stock, $.01 par value; authorized 50,000,000
shares; 20,000,000 shares issued and outstanding	XXX
Additional paid-in capital	XXX,XXX
Retained earnings	X,XXX,XXX
Accumulated other changes in equity from nonowner sources	-

Total Stockholders' Equity	X,XXX,XXX

Total Liabilities and Stockholders' Equity	$ XX,XXX,XXX

THE STUDENT LOAN CORPORATION
CONSOLIDATED STATEMENT OF INCOME
(Dollars in thousands, except per share amounts)

MONTH ENDED
2010
As Reported
REVENUE
Interest income	$ XX,XXX,XXX
Interest expense	(XXX,XXX)
Net interest income	XXX,XXX
Provision for loan losses	(XXX,XXX)
Net interest income after provision for loan losses	XXX,XXX
Other income
Gains on loans securitized	XX,XXX
Gains on loan sales	XX,XXX
Fee and other income (loss)	XXX,XXX
Total other income	XXX,XXX

OPERATING EXPENSES
Salaries and employee benefits	XX,XXX
Restructuring and related charges	(XXX)
Other expenses	XXX,XXX
Total operating expenses	XXX,XXX
Income before income taxes	XXX,XXX
Income taxes	XX,XXX
NET INCOME	$ XXX,XXX

DIVIDENDS DECLARED	$ XX,XXX

BASIC AND DILUTED EARNINGS PER COMMON SHARE	$ X.XX
(based on 20 million average shares outstanding)

DIVIDENDS DECLARED PER COMMON SHARE	$ X.XX

EBITDA to Interest Expense Ratio

$MM	(MONTH) 2010

Net Income (before taxes)	$ XX.X
Interest Expense*	XXX.X
Depreciation	X.X
Amortization of deferred costs	XX.X
Accreted interest on retained interests	(XX.X)
Deferred financing fees**	X.X
Loan loss reserves	X.X

EBITDA	XXX.X

Interest Expense	XXX.X

EBITDA : Interest Expense ratio	X.X

•	As of the end of each fiscal quarter, Trailing EBITDA to interest expense ratio is the average for such fiscal quarter and the three immediately preceding fiscal quarters.
•	Interest expense does not include the deferred financing cost that have already been paid out.
•	Interest expense includes amortization of upfront fees and undrawn facility fees.

* Includes amortization of upfront fees and undrawn facility fees.
** Deferred Financing cost on existing securitization trusts

Consolidated Tangible Net Worth

$MM	(Month) 2010

Equity	$ X,XXX

Deferred financing fees	(X)

Accumulated Depreciation and
Software Amortization	XX

Consolidated Tangible Net Worth	X,XXX

•	Consolidated Tangible Net Worth is calculated as stockholders’ equity less Intangible Assets.
•	SLC’s intangible assets include deferred financing charges and accumulated depreciation and software amortization.
•	Deferred taxes or premiums paid in connection with the purchase/origination of student loans are not included in the above calculation as per the new Omnibus credit agreement.

Portfolio Summary

Unencumbered	Loan Count	PRINCIPAL BALANCE	POOL BALANCE	FAS 91 Balance	WAM	WAC
FFELP	X,XXX,XXX	XX,XXX,XXX,XXX	XX,XXX,XXX,XXX	XXX,XXX,XXX	XXX	X.X
Private	X,XXX,XXX	XX,XXX,XXX,XXX	XX,XXX,XXX,XXX	XXX,XXX,XXX	XXX	X.X
Total	X,XXX,XXX	XX,XXX,XXX,XXX	XX,XXX,XXX,XXX	XXX,XXX,XXX	XXX	X.X

Pledged	Loan Count	PRINCIPAL BALANCE	POOL BALANCE	FAS 91 Balance	WAM	WAC
FFELP	X,XXX,XXX	XX,XXX,XXX,XXX	XX,XXX,XXX,XXX	XXX,XXX,XXX	XXX	X.X
Private	X,XXX,XXX	XX,XXX,XXX,XXX	XX,XXX,XXX,XXX	XXX,XXX,XXX	XXX	X.X
Total	X,XXX,XXX	XX,XXX,XXX,XXX	XX,XXX,XXX,XXX	XXX,XXX,XXX	XXX	X.X

Total SLC	Loan Count	PRINCIPAL BALANCE	POOL BALANCE	FAS 91 Balance	WAM	WAC
FFELP	X,XXX,XXX	XX,XXX,XXX,XXX	XX,XXX,XXX,XXX	XXX,XXX,XXX	XXX	X.X
Private	X,XXX,XXX	XX,XXX,XXX,XXX	XX,XXX,XXX,XXX	XXX,XXX,XXX	XXX	X.X
Total	X,XXX,XXX	XX,XXX,XXX,XXX	XX,XXX,XXX,XXX	XXX,XXX,XXX	XXX	X.X

CitiAssist Borrower Characteristics

FFELP Delinquencies

CitiAssist Delinquencies

CitiAssist Workout Programs

EXHIBIT C

Parameters for February and March 2010 Securitizations

(1)           February 2010 Securitization:

•	Minimum Advance Rate: 50%

•	Maximum Cost of Funds: Prime + 175 bps

•	Maximum Collateral Size: $1.25 Billion

•	Description of Collateral:	CitiAssist loans originated in 2007. The expected weighted average life (WAL) of Collateral is greater than 7 years.

(2)           March 2010 Securitization:

•	Minimum Advance Rate: 50%

•	Maximum Cost of Funds: Libor + 475 bps

•	Maximum Collateral Size: $700 million

•	Description of Collateral	CitiAssist loans originated in 2009/2010. The expected weighted average life (WAL) of Collateral is greater than 7 years.

-

EXHIBIT D

Form of Joinder Agreement

This JOINDER, dated as of __________, 20__ (this "Joinder"), to the Credit Agreement, dated as of January 29, 2010, (as the same may be amended or otherwise modified from time to time in accordance with the terms thereof, the "Agreement"), by and among The Student Loan Corporation, a Delaware corporation, as borrower (together with its permitted successors and assigns in such capacity, "Borrower"), Citibank, N.A., a national banking association ("Citibank"), as lender (together with its permitted successors and assigns in such capacity, "Lender"), and the other parties identified therein.

W I T N E S S E T H:

WHEREAS, pursuant to Section 6.7 (Non-Securitization Subsidiary Guaranty) of the Agreement, Borrower shall cause each of the Non-Securitization Subsidiaries that holds property to be included in the Collateral to fully and unconditionally guaranty the Obligations under the Agreement, and shall take all such actions to execute and deliver to Lender, or cause to be executed and delivered to Lender, all such additional documents, instruments, agreements and certificates as may be requested by Lender, including, without limitation, any other documents, agreements or instruments necessary for such Non-Securitization Subsidiary to grant to Lender a perfected security interest in such Non-Securitization Subsidiary’s assets subject to no prior Lien other than Permitted Liens pursuant to Section 5.1(a) (Grant of Security Interest) of the Agreement;

NOW, THEREFORE, in consideration of the agreements and covenants herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1.	Defined Terms.

       Capitalized terms used herein, but not otherwise defined, shall have the meanings ascribed to such terms in the Agreement.  As used in this Joinder, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

"Aggregate Payments" has the meaning set forth in Section 2.3.

"Fair Share" has the meaning set forth in Section 2.3.

"Fair Share Contribution Amount" has the meaning set forth in Section 2.3.

"Funding Guarantor" has the meaning set forth in Section 2.3.

"Guarantor" has the meaning set forth in Section 2.3.

"Guarantor Collateral" has the meaning set forth in Section 4.1.

"Guaranty" has the meaning set forth in Section 2.2.

ARTICLE II

ACKNOWLEDGMENT AND GUARANTY

Section 2.1.

Section 2.2.	Acknowledgment.

The undersigned (together with each other Person that executes a joinder to the Agreement, each a "Guarantor") hereby acknowledges, agrees and confirms that, by its execution of this Joinder, it fully and unconditionally guarantees the Obligations of Borrower pursuant to Section 6.7 (Non-Securitization Subsidiary Guaranty) of the Agreement and shall be deemed to be a party to the Agreement.  The undersigned hereby ratifies, as of the date hereof, and agrees to be bound by all of the terms, provisions and conditions contained in the Agreement.

Section 2.3.	Guaranty of the Obligations

Subject to the provisions of Section 2.3 (Contribution by Guarantors), the undersigned and each other Guarantor jointly and severally irrevocably and unconditionally guaranties to Lender (the "Guaranty") the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the "Guaranteed Obligations").

Section 2.4.	Contribution by Guarantors

All Guarantors desire to allocate among themselves, in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a "Funding Guarantor") under the Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to contribution from each of the other Guarantors in an amount sufficient to cause each Guarantor’s Aggregate Payments to equal its Fair Share as of such date. "Fair Share" means, with respect to a Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations guaranteed. "Fair Share Contribution Amount" means, with respect to a Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, that solely for purposes of calculating the "Fair Share Contribution Amount" with respect to any Guarantor for purposes of this Section 2.3, any assets or liabilities of such Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Guarantor. "Aggregate Payments" means, with respect to a Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Guarantor in respect of the Guaranty (including in respect of this Section 2.3), minus (2) the aggregate amount of all payments received on or before such date by such Guarantor from the other Guarantors as contributions under this Section 2.3.  The allocation among Guarantors of their obligations as set forth in this Section 2.3 shall not be construed in any way to limit the liability of any Guarantor hereunder. Each Guarantor is a third-party beneficiary to the contribution agreement set forth in this Section 2.3.

Section 2.5.	Payment by Guarantors

Subject to Section 2.3, Guarantors jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which Lender may have at law or in equity against any Guarantor by virtue hereof, as the Obligations shall become due, whether at stated maturity, by required prepayment, acceleration or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors shall upon demand by Lender, and without presentment, protest, notice of protest, notice of non-payment, notice of intention to accelerate the maturity notice of the acceleration of the maturity or any other notice whatsoever, pay, or cause to be paid, in cash, to Lender, an amount equal to the sum of the unpaid Obligations then due as aforesaid, accrued and unpaid interest on such Obligations (including interest which, but for Borrower becoming the subject of a case under the Bankruptcy Code, would have accrued on such Obligations, whether or not a claim is allowed against Borrower for such interest in the related bankruptcy case).

Section 2.6.	Liability of Guarantors Absolute

Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a) this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b) Lender may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Borrower and Lender with respect to the existence of such Event of Default;

(c) the obligations of each Guarantor hereunder are independent of the obligations of Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Borrower or any of such other guarantors and whether or not Borrower is joined in any such action or actions;

(d) payment by any Guarantor of a portion, but not all, of the Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Obligations which has not been paid. Without limiting the generality of the foregoing, if Lender is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Obligations;

(e) Lender, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Obligations and take and hold security for the payment hereof or the Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of Lender in respect hereof or the Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that Lender may have against any such security, in each case as Lender in its discretion may determine consistent herewith or within an applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against Borrower or any security for the Obligations; and (vi) exercise any other rights available to it under the Transaction Documents; and

(f) this Guaranty and the obligations of Guarantors shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Transaction Documents, at law, in equity or otherwise) with respect to the Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Transaction Documents, or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Obligations, in each case whether or not in accordance with the terms hereof or such Transaction Document, or any agreement relating to such other guaranty or security; (iii) the Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Transaction  Documents or from the proceeds of any security for the Obligations, except to the extent such security also serves as collateral for indebtedness other than the Obligations) to the payment of indebtedness other than the Obligations, even though Lender might have elected to apply such payment to any part or all of the Obligations; (v) Lender’s consent to the change, reorganization or termination of the corporate structure or existence of Borrower or any of its Subsidiaries and to any corresponding restructuring of the Obligations; (vi) any failure to perfect or continue perfection of a security interest in any Collateral which secures any of the Obligations; (vii) any defenses, set-offs or counterclaims which Borrower may allege or assert against Lender in respect of the Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; (viii) any redrawing by Borrower pursuant to the terms of the Agreement; and (ix) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Obligations.

Section 2.7.	Waivers by Guarantors

Each Guarantor hereby waives, for the benefit of Lender: (a) any right to require Lender, as a condition of payment or performance by such Guarantor, to (i) proceed against Borrower, any other guarantor (including any other Guarantor) of the Obligations or any other Person, (ii) proceed against or exhaust any security held from Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of Lender in favor of Borrower or any other Person, or (iv) pursue any other remedy in the power of Lender whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Borrower or any other Guarantor from any cause other than payment in full of the Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any of Lender’s errors or omissions in the administration of the Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that Lender protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, or any agreement or instrument related thereto, or notices of any renewal, extension or modification of the Obligations or any agreement related thereto, ; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

Section 2.8.	Guarantors’ Rights of Subrogation, Contribution, Etc.

Until the Obligations shall have been indefeasibly paid in full, each Guarantor waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Borrower or any other Guarantor or any of its assets in connection with the Guaranty or the performance by such Guarantor of its obligations under the Guaranty, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise. In addition, until the Obligations shall have been indefeasibly paid in full, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Obligations.

Section 2.9.	Continuing Guaranty

The Guaranty is a continuing guaranty and shall remain in effect until all of the Obligations shall have been paid in full. Each Guarantor  irrevocably waives any right to revoke the Guaranty as to future transactions giving rise to any Obligations.

Section 2.10.	Authority of Guarantors

It is not necessary for Lender to inquire into the capacity or powers of any Guarantor or the officers, directors or any agents acting or purporting to act on behalf of any of them.

Section 2.11.	Bankruptcy, Etc.

(a) So long as any Obligations remain outstanding, no Guarantor shall, without the prior written consent of Lender, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against Borrower or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Borrower or any other Guarantor or by any defense that Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b) Each Guarantor acknowledges and agrees that any interest on any portion of the Obligations that accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Obligations if such case or proceeding had not been commenced) shall be included in the Obligations because it is the intention of Guarantors and Lender that the Obligations which are guaranteed by Guarantors should be determined without regard to any rule of law or order which may relieve Borrower or any of the Guarantors of any portion of such Obligations. Guarantors shall permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay Lender, or allow the claim of Lender in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c) In the event that all or any portion of the Obligations are paid by Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from Lender as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Obligations for all purposes hereunder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

To induce Lender to enter into this Joinder, Guarantor represents and warrants each of the following to Lender:

Section 3.1.	Organization; Power

Guarantor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and to perform its obligations under this Joinder and, except where the failure to do so individually or in the aggregate would not have a Material Adverse Effect, is duly qualified to do business and in good standing in each jurisdiction where such qualification is required.

Section 3.2.	Authorization; Enforceability; Due Execution and Delivery

This Joinder  is within the legal power of Guarantor and has been duly authorized, executed and delivered and is enforceable against Guarantor as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.3.	Government Approvals; No Conflicts

This Joinder  and the exercise of its rights and performance of its obligations thereunder (i) do not require any consent, approval, registration or filing with any Governmental Authority except for those that have been obtained and are in full force and effect, (ii) shall not violate any law, rule or regulation, the certificate of incorporation or by-laws or other organizational documents of Guarantor or any order of any Governmental Authority, (iii) shall not violate or result in a default or the equivalent under any indenture, agreement or other instrument binding upon Guarantor or its assets or give rise to a right thereunder to require any payment by Guarantor and (iv) shall not result in any Lien on any assets of Guarantor, that in the aggregate may reasonably be expected to have a Material Adverse Effect.

Section 3.4.	Properties; Intellectual Property

Guarantor has good title to or valid leasehold interests in all of its real and personal property material to its business except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.  Guarantor owns or is licensed to use all intellectual property material to its business.

Section 3.5.	Compliance with Law; Defaults

Guarantor is in compliance with all applicable laws, regulations and orders of any Governmental Authority applicable to it and its properties and all indentures, agreements and other instruments binding upon it or applicable to its property, except where the failure to do so may not be reasonably expected to result in a Material Adverse Effect.

Section 3.6.	Investment Company Act Status

Neither Guarantor nor any portfolio of student loans held by Guarantor is an investment company as defined in, or subject to regulation under, the U.S. Investment Company Act of 1940, as amended.

Section 3.7.	ERISA

Guarantor does not maintain any (i) employee benefit plan (as defined in Section 3(3) of ERISA), subject to Title I of ERISA, or (ii) plan (as defined in Section 4975(e)(1) of the Code) that is subject to Section 4975 of the Code.

Section 3.8.	Title and Security

Guarantor has good and marketable title to the Guarantor Collateral free and clear of all Liens other than Permitted Liens.  This Joinder creates (subject to Permitted Liens) a valid, first priority security interest in the Guarantor Collateral and all proceeds thereof that shall be perfected upon (i) the filing of UCC-1 financing statements identifying Guarantor and any Subsidiary of Guarantor that holds items of Guarantor Collateral with the Secretary of State in the State of Delaware (or other applicable jurisdiction) pursuant to Section 3.1(a)(vii) (Conditions Precedent to Closing Date) of the Agreement, (ii) with respect to Goods, Instruments, Money, tangible Chattel Paper or Certificated Securities, upon possession by or delivery thereof to Lender (other than Student Loans, which shall be perfected by filing pursuant to clause (i)) and (iii) with respect to Investment Property, Deposit Accounts, Letter-of-Credit Rights or electronic Chattel Paper, by Control (within the meaning of such term assigned under the UCC) of such Guarantor Collateral by Lender.

ARTICLE IV

                           COLLATERAL

Section 4.1.	Grant of Security Interest.

The undersigned Guarantor, in order to secure the Obligations, hereby Grants to Lender, a valid and continuing first priority and perfected Lien on and security interest in all of Guarantor's right, title and interest in, to and under, the following property, in each case, whether now owned or existing, or hereafter acquired and arising (all of which being hereinafter collectively called the "Guarantor Collateral") subject in each case only to Permitted Liens:

(a) all Student Loans now held or hereafter acquired by Guarantor (without regard to whether such Student Loans satisfy the eligibility requirements set forth in the definitions for "FFELP Loans" and "Private Loans");

(b) all Retained Securitization Interests now held or hereafter acquired by Guarantor;

(c) all other accounts established and maintained in the name of Guarantor from time to time, together with together with (i) all Securities, Securities Entitlements, Investment Property, Financial Assets and any other property deposited in or credited to such other accounts from time to time, (ii) all interest, cash, instruments, dividends, distributions, return on capital, redemptions, securities and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any and all of the property described in subclause (i), (iii) all certificates and instruments, if any, from time to time representing or evidencing the Financial Assets credited to such other accounts from time to time, including all rights to renew or withdraw the same and (iv) all Securities Entitlements credited to such other accounts from time to time;

(d) all intercompany debt of Guarantor;

(e) all Securities (with the meaning given to such term in Section 8-102(a)(15) of the UCC, and in any event including all Stock and interests of Subsidiaries of Guarantor and all intercompany notes of Guarantor and such Subsidiaries;

(f) all books and records (including, without limitation, computer printouts, computer software and other computer output materials and records) pertaining to any of the Guarantor Collateral described in clauses (a) through (e) above; and

(g) all Proceeds and other income in respect of the Guarantor Collateral described in the foregoing clauses (a) through (f) above;

provided, that the Guarantor Collateral shall not include (i) student loans released in connection with U.S. federal government student loan programs enacted pursuant to Public Law 110-22, (ii) student loans released to the Securitization Vehicles that exist as of the Closing Date in accordance with the related transfer documentation and (iii) Guarantor Collateral otherwise released in accordance with Section 5.2 (Release of Collateral).

Such Grants are made to Lender to secure the Obligations in accordance with the terms of the Agreement and all other applicable Transaction Documents, including the payment of all amounts payable under the Agreement and such other Transaction Documents in accordance with the terms thereof.

This Joinder shall constitute a security agreement under the laws of the State of New York, for the benefit of Lender as secured party.  Upon the occurrence of a Default, and following the occurrence of the Change of Control Trigger, in addition to any other rights available under this Agreement or otherwise available at law or in equity but subject to the terms thereof, Lender shall have all rights and remedies of a secured party under the laws of the State of New York and other applicable law to enforce the assignments and security interests contained herein and, in addition, shall have the right, subject to compliance with any mandatory requirements of applicable law and the terms of the Agreement, to sell or apply any rights and other interests assigned or pledged hereby in accordance with the terms thereof at public and private sale.

Guarantor hereby authorizes the filing of financing or continuation statements, and amendments thereto, in all jurisdictions and with all filing offices as are necessary or advisable to perfect the security interests granted to Lender in connection herewith.  Such financing statements may describe the Guarantor Collateral in the same manner as described in this Joinder or may contain an indication or description of collateral that describes such property in any other manner as has been approved by Guarantor.  Nothing herein shall be construed as imposing a duty upon Lender to determine the jurisdictions or filing offices in which such filings should be made or to make such filings.

If any item of the Guarantor Collateral pledged by Guarantor pursuant to this Section 4.1 is received by Guarantor, Guarantor shall forthwith take such action as is necessary to ensure Lender's continuing perfected security interest in such Guarantor Collateral pursuant to this Section 4.1 (subject to Permitted Liens).

ARTICLE V

TERMINATION OF SECURITY INTEREST

Section 5.1.	Termination of Security Interest; Release of Collateral.

Upon the payment in full of all Obligations and after all of Lender's commitments under the Agreement are no longer in effect, this Joinder shall terminate and, subject to the terms of the Agreement, all rights to the Guarantor Collateral granted hereunder shall revert to Guarantor. In any such case, at the direction of Guarantor, Lender shall, at Guarantor's expense, execute and deliver to Guarantor such documents as are necessary or advisable to evidence such termination of the security interest and/or such release of Guarantor Collateral. Furthermore, at any time and from time to time prior to the termination of the security interest as provided in the first sentence of this Section 5.1 (Termination of Security Interest; Release of Collateral), Lender may release any of the Guarantor Collateral (not otherwise released in accordance with this Joinder).  In any such case, Lender shall, at Guarantor's request and expense, execute and deliver to Guarantor such documents as are necessary or advisable to evidence such termination of the security interest and/or such release of  Guarantor Collateral.

Section 5.2.	Termination Statements.

Lender shall at Guarantor's request and expense, upon the payment in full of all  Obligations and after all of Lender's commitments under the Agreement are no longer in effect, authorize the filing of UCC termination statements provided by Guarantor releasing the security interest.

ARTICLE VI

  MISCELLANEOUS

Section 6.1.	Amendments, Waivers and Consents

No amendment to or waiver of any provision of this Joinder nor consent to any departure by the parties hereto from the provisions of this Joinder, shall in any event be effective unless the same shall be in writing and signed by each of the parties hereto, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 6.2.	Execution in Counterparts

This Joinder may be executed in one or more counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same contract.

Section 6.3.	Further Acts and Assurances

The undersigned Guarantor agrees that at any time and from time to time, upon the written request of Lender, it will execute and deliver such further documents and do such further acts as Lender may reasonably request in order to effect the purposes of this Joinder.

Section 6.4.	No Waiver; Remedies

No failure on the part of Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 6.5.	Waiver of Jury Trial

EACH OF THE PARTIES HERETO HEREBY EXPRESSLY AND IRREVOCABLY RELEASES, WAIVES AND RELINQUISHES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY CLAIM, DEMAND, ACTION, SUIT, PROCEEDING OR CAUSE OF ACTION IN WHICH ANY OF THEM ARE PARTIES, WHICH IN ANY WAY (DIRECTLY OR INDIRECTLY) ARISES OUT OF, RESULTS FROM OR RELATES TO ANY OF THE FOLLOWING, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER BASED ON CONTRACT OR TORT OR ANY OTHER LEGAL BASIS:  (I) THIS JOINDER OR THE OTHER TRANSACTION DOCUMENTS TO WHICH IT IS A PARTY; (II) ANY PAST, PRESENT OR FUTURE ACT, OMISSION, CONDUCT OR ACTIVITY WITH RESPECT TO THIS JOINDER OR THE OTHER TRANSACTION DOCUMENTS TO WHICH IT IS A PARTY; (III) ANY TRANSACTION, EVENT OR OCCURRENCE CONTEMPLATED BY THIS JOINDER; (IV) THE PERFORMANCE OF ANY OBLIGATION OR THE EXERCISE OF ANY RIGHT UNDER THIS JOINDER OR THE OTHER TRANSACTION DOCUMENTS TO WHICH IT IS A PARTY; AND (V) THE ENFORCEMENT OF THIS JOINDER OR THE OTHER TRANSACTION DOCUMENTS TO WHICH IT IS A PARTY.  EACH OF THE PARTIES HERETO HEREBY FURTHER AGREES THAT THIS JOINDER CONSTITUTES ITS WRITTEN CONSENT THAT TRIAL BY JURY SHALL BE WAIVED IN ANY SUCH CLAIM, DEMAND, ACTION, SUIT, PROCEEDING OR OTHER CAUSE OF ACTION AND AGREES THAT EACH OF THEM SHALL HAVE THE RIGHT AT ANY TIME TO FILE THIS JOINDER WITH THE CLERK OR JUDGE OF ANY COURT IN WHICH ANY SUCH CLAIM, DEMAND, ACTION, SUIT, PROCEEDING OR OTHER CAUSE OF ACTION MAY BE PENDING AS WRITTEN CONSENT TO WAIVER OF TRIAL BY JURY.

Section 6.6.	Submission to Jurisdiction; Service of Process

Any legal action or proceeding with respect to this Joinder or any other Transaction Document may be brought in the courts of the State of New York located in the City of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Joinder, the undersigned hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts.  The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

Section 6.7.	Governing Law

THIS JOINDER AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 6.8.	Service of Process

The undersigned hereby irrevocably consents to service of process in the manner provided for notices in Section 8.9 (Notices, Etc.) of the Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Joinder to be duly executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

[___________________, a [•]

By:	/s/
Name
Title

Agreed to and Acknowledged by:

Citibank, N.A.
By:	/s/
Name
Title